SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Aflac Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MONDAY, MAY 5, 2014, AT 10:00 A.M.

Columbus Museum (the Patrick Theatre)

1251 Wynnton Road, Columbus, Georgia

Aflac®
Incorporated

March 20, 2014

Dear Fellow Shareholder:

Thank you for putting your faith, confidence and resources in Aflac Incorporated. Enhancing the value of your investment remains our priority.

I hope you will attend the 2014 Annual Meeting of Shareholders that will be held on Monday, May 5, 2014, at 10:00 a.m. at the Columbus Museum in Columbus, Georgia. I’ll be reporting on our business performance and strategy for the future.

Your opinion matters to us and gives us insight into your view on important topics that relate to our business and, ultimately, your investment. Whether or not you are able to attend the Annual Meeting, I encourage you to review the Proxy Statement, Proxy, 2013 Year in Review, and Annual Report on Form 10-K to learn more about your Company — and then vote your shares over the internet or by telephone in accordance with the instructions. Or, you may opt to complete, sign, date and return your proxy as soon as possible so that your shares will be represented at the Annual Meeting.

We are driven to act as good stewards of your investment and of the interests of all of our shareholders. For nearly six decades, we have been “spreading our wings and protecting our policyholders” as we expand our business and deliver on the promise to be there when our policyholders need us most. Thank you for your continued support, which has helped establish and maintain a strong foundation for your Company.

Sincerely,

Daniel P. Amos

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders	1

Proxy Summary	2

Solicitation and Revocation of Proxy	7

Proposal 1 — Election of Directors	11

Director Compensation	17

Security Ownership of Management	19

Section 16(a) Beneficial Ownership Reporting Compliance	19

Corporate Governance	20

Board and Committees	24

Compensation Discussion and Analysis	28

Compensation Committee Report	47

2013 Summary Compensation Table	48

2013 Grants of Plan-Based Awards	51

2013 Outstanding Equity Awards at Fiscal Year-End	52

2013 Option Exercises and Stock Vested	54

Pension Benefits	54

Nonqualified Deferred Compensation	57

Potential Payments Upon Termination or Change in Control	58

Equity Compensation Plan Information	62

Related Person Transactions	62

Audit Committee Report	63

Proposal 2 — Advisory Vote on Executive Pay-for-Performance Compensation	64

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	64

Other Matters	65

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Aflac Incorporated (the “Company”) will be held on Monday, May 5, 2014, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1.	to elect 13 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.	to consider the following non-binding advisory proposal:

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement;"

3.	to consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2014; and

4.	to transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The accompanying proxy is solicited by the Board of Directors of the Company. The Proxy Statement and the Company’s 2013 Year in Review and Annual Report on Form 10-K for the year ended December 31, 2013 (together, the “Annual Report”) are enclosed.

The record date for the determination of shareholders entitled to vote at the Annual Meeting was February 26, 2014, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. YOU MAY VOTE BY USING THE INTERNET OR TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY MAILED TO THOSE WHO RECEIVE PAPER COPIES OF THIS PROXY STATEMENT. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors,

Columbus, Georgia	J. Matthew Loudermilk
March 20, 2014	Secretary

*Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 5, 2014. This Proxy Statement and the Annual Report are available at proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2013 performance, please review the Company’s Annual Report on Form 10-K. In this Proxy Statement, the terms “Company,” “we,” or “our” refer to Aflac Incorporated, and the term “Aflac” refers to the Company’s subsidiary, American Family Life Assurance Company of Columbus, which operates in the United States (“Aflac U.S.”) and as a branch in Japan (“Aflac Japan”).

2014 Annual Meeting of Shareowners

  Date and Time:
  Monday, May 5, 2014, at 10:00 a.m.

  Place:
  Columbus Museum (the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia

  Record Date:
  February 26, 2014

Voting Matters and Board Recommendations

Our Board’s Recommendation
Proposal 1: Election of Directors (beginning on page 11)	✓ FOR each Director Nominee
Proposal 2: Advisory Vote to Approve Executive Compensation (page 64)	✓ FOR
Proposal 3: Ratification of Independent Registered Public Accounting Firm (page 64)	✓ FOR

2013 Business Highlights

In 2013, the Company delivered strong operating results. Business highlights included:

  We met our operating earnings per diluted share objective for the 24th consecutive year. Operating earnings per diluted share, excluding foreign currency effect, which we believe continues to be one of the best measures of our performance and has been a key driver of shareholder value for many years, rose 5.2% over 2012.

  Our net earnings rose 10.2% over 2012 to $3.2 billion.

  Reflecting strong earnings growth, our capital ratios improved significantly in 2013:
  Our risk-based capital (“RBC”) ratio was 786%, which was significantly higher than our 2012 year-end RBC ratio of 630%.

  Our solvency margin ratio (“SMR”), the principal capital adequacy measure in Japan, was 777% and significantly higher than our 2012 year-end SMR of 669%.
  Combined, we generated more than $2.9 billion in total new annualized premium sales in the United States and Japan.

  Our total operating revenues on a currency neutral basis rose 5.7% to $27.2 billion, reflecting solid growth in our premium income and net investment income.

  We repurchased approximately $800 million (13.2 million) of the Company’s shares.

  We generated an industry-leading return on equity of 20.6%; additionally, our operating return on shareholders’ equity excluding foreign currency effect (“OROE”) for the full year was 25.8%.

   We increased our quarterly dividend by 5.7%, with an objective to grow the dividend at a rate that is generally in line with operating earnings per diluted share before foreign currency effect. This marked the 31st consecutive year in which we increased our dividend.

For the one-year period ending December 31, 2013, including reinvested cash dividends, our total return to shareholders was 28.9%. This compares with a one-year total shareholder return of 32.4% for the S&P 500 Index and a 63.5% return for the S&P Life & Health Insurance Index (Aflac Incorporated, Lincoln National, MetLife, Principal Financial Group, Prudential Financial, Torchmark, Unum Group).

COMPARISON OF ONE-YEAR CUMULATIVE TOTAL RETURN*
Among Aflac Incorporated, the S&P 500 Index, and the S&P Life & Health Insurance Index

*$100 invested on 12/31/12 in stock or index, including reinvestment of dividends. Fiscal year ending December 31. Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

Including reinvested cash dividends, our total return to shareholders was 28.3% for the three-year period ending December 31, 2013. This compares with a three-year total shareholder return of 56.7% for the S&P 500 Index and 48.5% return for the S&P Life & Health Insurance Index.

COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN*
Among Aflac Incorporated, the S&P 500 Index, and the S&P Life & Health Insurance Index

*$100 invested on 12/31/10 in stock or index, including reinvestment of dividends. Fiscal year ending December 31. Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

From August 1990, when Daniel P. Amos was appointed as the CEO, through December 31, 2013, the Company’s total return to shareholders, including reinvested cash dividends, has exceeded 4,857%, compared with 1,022% for the Dow Jones Industrial Average, 831% for the S&P 500 Index, and 710% for the S&P Life & Health Insurance Index.

COMPARISON OF 23-YEAR CUMULATIVE TOTAL RETURN*
Among Aflac Incorporated, the Dow Jones US Industrial Average Index, the S&P 500 Index,
and the S&P Life & Health Insurance Index

*$100 invested on 8/31/90 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
Copyright© 2014 Dow Jones & Co. All rights reserved.

Executive Compensation Highlights (beginning on page 28)

Our compensation philosophy, which extends to every employee level at the Company, is to provide pay-for-performance that is directly linked to the Company’s results. We believe this is the most effective method for creating shareholder value and that it has played a significant role in making the Company an industry leader.

The Company’s executive compensation programs reflect our corporate governance best practices principles:

✓	Independent Compensation Committee oversees the program;
✓	Independent compensation consultant hired by and reporting to the Compensation Committee;
✓	Rigorous pay-for-performance formulaic structure for CEO compensation, in place for 16 years, which is regularly evaluated by the Compensation Committee;
✓	For the past 16 years, 100% of the CEO’s long-term incentive-based compensation has been determined based on the Company’s performance versus peers;
✓	Annual report by the independent compensation consultant to the full Board on CEO pay and performance alignment;
✓	First public company in the U.S. to provide shareholders with a Say-on-Pay vote (voluntary action starting in 2008, three years before the vote became required);
✓	No entering into a 10b5-1 plan (unless approved by the Compensation Committee), hedging, and future pledging of the Company’s stock by executive officers and Directors;
✓	Stock ownership guidelines for executive officers and Directors in place since 1998; grandfathered pledged shares do not count toward the stock ownership guidelines;
✓	Clawback policy in place since 2007;
✓	No tax gross-ups, including no change-in-control excise tax gross-ups.

Nowhere is the link between pay and performance better illustrated than with our CEO’s compensation. The following chart illustrates the directional relationship between Company performance, based on key performance metrics versus our peer group, and the total direct compensation (“TDC”) of our Chairman and CEO from 2008 to 2013. While an assessment of relative performance for 2013 will not be validated until August 2014, we expect a decline in the Company’s performance ranking based on preliminary results. As such, CEO compensation is expected to decline.

Aflac Incorporated CEO Pay vs. Performance Percentile Ranking: 2008 - 2013

*	TDC equals sum of base salary, annual bonus paid, and grant-date fair value of long-term incentives (contingent February grant and August “true up” grant or reduction based on relative performance for prior year)
**	Based on weighted relative performance ranking (vs. the Company’s peer group) across key metrics

See “CEO Compensation and Pay-For-Performance” beginning on page 38 for additional details

Director Nominees (beginning on page 11)

Each Director stands for election annually. The following table provides summary information about each Director nominee.

		Year
		First
Name	Age	Elected	Primary Occupation	Independent
Daniel P. Amos	62	1983	Chairman and Chief Executive Officer of Aflac Incorporated and Aflac
John Shelby Amos II	61	1983	Alabama/West-Florida state sales coordinator for Aflac U.S.
Paul S. Amos II	38	2007	President of Aflac
W. Paul Bowers	57	2013	Chief Executive Officer and President of Georgia Power Co. and Executive Vice President of Southern Company	✓
Kriss Cloninger III	66	2001	President, Chief Financial Officer and Treasurer of Aflac Incorporated
Elizabeth J. Hudson	64	1990	Executive Vice President of Communications for the National Geographic Society	✓
Douglas W. Johnson	70	2004	Certified Public Accountant and retired Ernst & Young LLP audit partner	✓
Robert B. Johnson^	69	2002	Senior Advisor, Porter Novelli PR	✓
Charles B. Knapp	67	1990	Interim Dean of the Terry College of Business at the University of Georgia and President Emeritus of the University of Georgia	✓
Barbara K. Rimer, DrPH	65	1995	Dean and Alumni Distinguished Professor, Gillings School of Global Public Health, University of North Carolina, Chapel Hill	✓
Melvin T. Stith	67	2012	Dean Emeritus and Professor at the Martin J. Whitman School of Management at Syracuse University	✓
David Gary Thompson	67	2005	Retired Executive Vice President, Wachovia Corporation and Retired Chief Executive Officer, Georgia Banking, Wachovia Bank, N.A.	✓
Takuro Yoshida	61	2010	President of Nippon Tochi-Tatemono Co., Ltd.	✓

^	Lead Non-Management Director

AFLAC INCORPORATED

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, MAY 5, 2014

SOLICITATION AND REVOCATION OF PROXY

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Monday, May 5, 2014, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The Annual Meeting will be held at 10 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, directions to which may be obtained by calling (800) 227-4756.

The mailing address of our principal executive offices is Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999.

All properly executed proxies returned to the Company will be voted in accordance with the instructions contained thereon. With respect to proxies returned by shareholders of record to the Company with no voting instructions indicated, the proxies will be voted FOR the election of all Director nominees named in this Proxy Statement, FOR approval of Proposals 2 and 3, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. Shareholders of record may also submit their proxies via the internet or by telephone in accordance with the procedures set forth in the enclosed proxy, or vote in person at the Annual Meeting. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by submission of a later-dated proxy or subsequent internet or telephonic proxy. Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person orally or by written ballot.

This Proxy Statement and the accompanying proxy are being delivered to shareholders on or about March 20, 2014.

Solicitation of Proxies

The Company will pay the cost of soliciting proxies. The Company will make arrangements with brokerage firms, custodians, and other fiduciaries to send proxy materials to their principals by mail and by electronic transmission, and the Company will reimburse these entities for mailing and related expenses incurred. In addition to solicitation by mail and electronic transmission, certain officers and other employees of the Company may solicit proxies by telephone and by personal contacts. However, they will not receive additional compensation (outside of their regular compensation) for doing so. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses.

Proxy Materials and Annual Report

As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are making these proxy materials available to our shareholders via the internet. Accordingly, we have mailed to most of our shareholders a notice about the internet availability of this Proxy Statement and the Company’s 2013 Year in Review and Annual Report on Form 10-K for the year ended December 31, 2013 (together, the “Annual Report”) instead of a paper copy of those documents. The notice contains instructions on how to access those documents over the internet, how to vote online at proxyvote.com, and how to request and receive a paper copy of our proxy materials, including this Proxy Statement and our Annual Report. Shareholders who select the online access option to the Proxy Statement, Annual Report, and other account mailings through aflinc®, the Company’s secure online account management system, will receive electronic notice of availability of these proxy materials. All shareholders who do not receive a notice and did not already elect online access will receive a paper copy of the proxy materials by mail. We believe this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Multiple Shareholders Sharing the Same Address

The Company is sending only one Annual Report and one Proxy Statement or notice of availability of these materials to shareholders who consented and who share a single address. This is known as “householding.” However, if a registered shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact Shareholder Services by phone at 800.227.4756, by e-mail at shareholder@aflac.com, or by mail at the following address: Shareholder Services,

1932 Wynnton Road, Columbus, Georgia 31999. Registered shareholders who receive multiple copies of the Company’s Annual Report or Proxy Statement or notice of availability of these materials may request householding by contacting Shareholder Services using the preceding options. Shareholders who own the Company’s shares through a bank, broker, or other holder of record may request householding by contacting the holder of record.

Description of Voting Rights

In accordance with the Company’s Articles of Incorporation, shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.

Quorum and Vote Requirements

Holders of record of Common Stock at the close of business on February 26, 2014, will be entitled to vote at the Annual Meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 454,782,875. According to the Company’s records, this represents the following voting rights:

417,364,179	Shares	@	1	Vote Per Share	=	417,364,179	Votes
37,418,696	Shares	@	10	Votes Per Share	=	374,186,960	Votes
454,782,875	Shares			Total		791,551,139	Votes

Shareholders shown above with one vote per share can rebut the presumption that they are entitled to only one vote as outlined in “Description of Voting Rights” above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 4,547,828,750. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the Annual Meeting will be 791,551,139.

The holders of a majority of the voting rights entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business that comes before the meeting. Abstentions are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are also counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.

Pursuant to the Company’s Bylaws, in an uncontested election of Directors, a Director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided a quorum is present. An abstention with respect to the election of one or more nominees will not be counted as a vote cast and will have no effect on the election of such nominee or nominees. If a nominee who is already serving as a Director is not re-elected at the annual meeting in an uncontested election, under Georgia law the Director would continue to serve on our Board of

Directors as a “holdover director.” However, under our Director Resignation Policy any holdover director who stood for election but the votes cast for such Director did not exceed the votes cast against such Director, must offer to tender his or her resignation to our Chairman of the Board. The Corporate Governance Committee will consider such resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including the stated reasons why shareholders voted against such Director, the qualifications of the Director and whether the resignation would be in the best interests of the Company and its shareholders. The Board will formally act on the Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. The Company will, within four business days after such decision is made, publicly disclose in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the tendered resignation. If a nominee who was not already serving as a Director is not elected at the annual meeting, that nominee would not become a Director and would not serve on our Board of Directors as a holdover director. In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of Directors to be elected), the standard for election of Directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors.

Pursuant to the Company’s Bylaws, approval of Proposals 2 and 3 and any other matters to be considered at the Annual Meeting will be decided by the majority of votes cast at the Annual Meeting by the holders of shares entitled to vote on such matters. Abstentions will not be counted as votes cast and will have no effect on the outcome of the votes on Proposals 1, 2, and 3.

Effect of Not Casting a Vote

It is critical that all shareholders who hold shares in street name vote their shares if they want their votes to count in the election of Directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2). If a shareholder holds shares in street name and does not instruct its bank or broker how to vote in the election of Directors or on the advisory vote on executive compensation, no votes will be cast on behalf of such shareholder with respect to such matter. Such broker non-votes will have no effect on the outcome of Proposals 1 or 2. The bank or broker does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3).

If a shareholder of record does not return the proxy card, no votes will be cast on its behalf on any of the items of business at the Annual Meeting. If a shareholder of record returns the proxy card but does not indicate any voting instructions, such proxy will be voted FOR the election of all Director nominees named in this Proxy Statement, FOR approval of Proposals 2 and 3 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Principal Shareholders

No person, as of February 26, 2014, was the owner of record or, to the knowledge of the Company, beneficial owner of more than 5% of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

					Percent
Name and Address		Amount of		Percent	of
of Beneficial	Title of Class	Beneficial Ownership		of	Available
Owner	Common Stock	Shares	Votes	Class	Votes
The Vanguard Group(1)
100 Vanguard Boulevard	1 Vote Per Share	26,706,527	26,706,527	5.9	3.4
Malvern, PA 19355
BlackRock, Inc.(1)
40 East 52nd Street	1 Vote Per Share	25,854,752	25,854,752	5.7	3.3
New York, NY 10022
State Street Corporation(1)
State Street Financial Center	1 Vote Per Share	23,357,769	23,357,769	5.1	3.0
One Lincoln Street
Boston, MA 02111
Daniel P. Amos(2)	10 Votes Per Share	6,792,060	67,920,600	1.7	8.5
1932 Wynnton Road	1 Vote Per Share	950,290	950,290
Columbus, GA 31999		7,742,350	68,870,890

(1)	The above information is derived from Schedule 13Gs filed with the Securities and Exchange Commission, dated February 6, 2014, by The Vanguard Group, dated February 3, 2014 by BlackRock, Inc., and dated February 4, 2014 by State Street Corporation. According to the Schedule 13G filings, The Vanguard Group, BlackRock, Inc. and State Street Corporation have sole and dispositive power with respect to these shares.
(2)	See footnote (1) on page 16.

ELECTION OF DIRECTORS (Proposal 1)

The Company proposes that the following 13 individuals be elected to the Board of Directors of the Company. The persons named below have been nominated by the Corporate Governance Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated for election as Director will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES AS DIRECTORS.

Daniel P. Amos, 62 Chairman and Chief Executive Officer of Aflac Incorporated and Aflac Director since 1983

Mr. Amos has been chief executive officer of the Company and Aflac since 1990 and chairman since 2001. Mr. Amos holds a bachelor’s degree in risk management from the University of Georgia and has spent 37 years in various positions at Aflac. Mr. Amos served as a director of Synovus Financial Corp. from 2001 to 2011 and also served as a director of Southern Company from 2000 to 2006. Institutional Investor magazine has named him one of America’s Best CEOs in the life insurance category five times. Mr. Amos previously served as a member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission. Under Mr. Amos’ leadership, the Company became the first public company in the United States to give shareholders the opportunity to have an advisory “Say-on-Pay” vote on the compensation practices of the top five named executive officers. Not only did 2013 mark Mr. Amos’ 24th year as CEO, but it also marked the 24th consecutive year the Company has met or exceeded our operating earnings per diluted share objective.

Mr. Amos’ experience and approach deliver insightful expertise and guidance to the Company’s Board of Directors on topics relating to corporate governance, people management and risk management.

John Shelby Amos II, 61 Alabama/West-Florida State Sales Coordinator for Aflac U.S. Director since 1983

Mr. Amos has been Alabama/West Florida state sales coordinator for Aflac’s U.S. operations since 1988. Mr. Amos joined Aflac’s intensive and comprehensive management training program in 1970. This training program strategically rotated Mr. Amos throughout key operational departments, giving him exposure to, and experience with, a wide variety of operational challenges and a broad base of knowledge that would prepare him to successfully serve Aflac’s corporate headquarters and field operations.

Mr. Amos’ breadth of experience in both corporate and field operations give him a unique insight that balances the interests of the independent sales force and corporate initiatives.

Paul S. Amos II, 38 President of Aflac Director since 2007

Mr. Amos has been president of Aflac since January 2007. Prior to his current position, he also held the role of chief operating officer of Aflac U.S. from February 2006 until July 2013 and held the role of executive vice president, U.S. Operations from January 2005 until January 2007. Since January 2008, Mr. Amos has also been involved with Aflac Japan sales and marketing efforts and, in his current role, he has reporting responsibilities for Aflac Japan and Aflac's Global Investment Division. Previously, Mr. Amos served as state sales coordinator for the Georgia-North sales territory. Under his leadership as state sales coordinator, the Georgia-North territory grew to become the Company’s number one state operation in terms of sales. Mr. Amos holds a bachelor’s degree in economics from Duke University and a master’s degree in business administration from Emory University. He also holds a juris doctor degree from Tulane University.

Mr. Amos brings to the Board a deep knowledge of insurance sales, which forms the core of our business, as well as 10 years of experience at our Company, serving in various leadership roles.

W. Paul Bowers, 57 Chief Executive Officer and President of Georgia Power Co. Executive Vice President of Southern Company Director since 2013

Mr. Bowers has been the chief executive officer and president of Georgia Power Co., since January 2011. Mr. Bowers has been an executive vice president of Southern Company since May 2007 and previously served as its chief financial officer from January 2008 to August 2010. He served as the president of Southern Company Generation until January 2008 and as an executive vice president of Southern Company Services Inc. (“SCS”) from May 2001 to January 2008. Previously, Mr. Bowers served as the president and chief executive officer of Southern Power Company from May 2001 to March 2005; senior vice president of SCS and chief marketing officer of Southern Company from March 2000 to May 2001; president and chief executive officer of South Western Electricity LLC, which later became Western Power Distribution, a subsidiary of Southern Company located in Bristol, England, from 1998 to 2000; and senior vice president of Retail Marketing for Georgia Power from 1995 to 1998. He joined Gulf Power in 1979. Mr. Bowers has been a member of the boards of directors of Southern Power Company since May 2001 and Georgia Power Co., since December 2010. He also currently serves on the board of Nuclear Electric Insurance Limited and is a member of the Federal Reserve Bank of Atlanta's energy policy council. Mr. Bowers has previously been a director of Southern Nuclear Operating Company, SCS, Southern Holdings Company and Southern Railroads. He is a 1978 graduate of the University of West Florida and also holds a master's degree in management from Troy University. In 1993, he completed the Advanced Management Program at Harvard Business School.

Mr. Bowers’ brings to the Board a valuable and unique perspective from his considerable financial knowledge as a former chief financial officer and national and international business experience in a highly regulated industry.

Kriss Cloninger III, 66 President, Chief Financial Officer and Treasurer of Aflac Incorporated Director since 2001

Mr. Cloninger has been president since 2001, chief financial officer since 1992, and treasurer of the Company and executive vice president of Aflac since 1993. Since joining the Company in 1992, he has had primary responsibility for overseeing the financial management of all Company operations, including Aflac U.S. and Aflac Japan. Prior to joining the Company, he was a principal in KPMG’s insurance actuarial practice and served as a consultant to Aflac from 1977 until he joined the Company in 1992. Mr. Cloninger has been named Best CFO in the insurance/life category in America by Institutional Investor magazine three times. He is a member of the boards of directors of Total System Services, Inc. (TSYS), and the Tupperware Brands Corporation, where he serves as chair of its audit committee. Mr. Cloninger holds both a bachelor’s and master’s degree in business administration from the University of Texas at Austin and is a Fellow of the Society of Actuaries.

Mr. Cloninger’s financial acumen and expertise in the Company’s operations and corporate strategy bring a unique economic perspective to our Board of Directors.

Elizabeth Hudson, 64 Executive Vice President of Communications for the National Geographic Society Director since 1990

Ms. Hudson has served as executive vice president, communications, of the National Geographic Society since 2000. She is responsible for all communications and public affairs initiatives undertaken by the National Geographic Society and its subsidiaries, including media and public relations, brand development, employee communications, and related marketing-communications activities. Ms. Hudson earned a bachelor’s degree in advertising and public relations from the University of Georgia and received an honorary doctorate in commercial science from St. John’s University. She has more than 35 years of experience serving on the executive management teams of several national and international organizations, including publicly traded entities and one of the world’s largest scientific and research organizations. She brings extensive experience in every aspect of strategic corporate communications, including financial and crisis communications management.

Ms. Hudson’s extensive experience in communication and marketing initiatives combined with her knowledge of, exposure to and expertise in, developing and articulating sustainability programs is relevant to her role as a member of the Company’s Board of Directors.

Douglas W. Johnson, 70 Certified Public Accountant and retired Ernst & Young LLP audit partner Director since 2004

Mr. Johnson is a certified public accountant and a retired Ernst & Young LLP audit partner since 2003. He began auditing insurance companies in 1972 and spent the majority of his career focusing on companies in the life, health and property/casualty segments of the insurance industry. During Mr. Johnson’s 30-year tenure with Ernst & Young and its predecessor firms, he was coordinating partner of several large multinational insurance companies and for the firm’s largest American insurance client. His work experience includes extensive coordination with the audit committees of publicly held companies. Mr. Johnson holds a Bachelor of Science degree from Georgia Institute of Technology. He is a member of the American Institute of Certified Public Accountants (AICPA) and holds an MBA from the Harvard Business School.

Mr. Johnson’s finance experience and leadership skills enable him to make valuable contributions to our Audit Committee, where he serves as its financial expert.

Robert B. Johnson, 69 Senior Advisor, Porter Novelli PR Director since 2002

Mr. Johnson has been senior advisor of Porter Novelli PR since 2003. Until 2008, he served as chairman and CEO of the One America Foundation, an organization that promotes dialogue and solidarity among Americans of all races and provides education, grants and technical equipment to disadvantaged youth of all races. Prior to this, he served in President Clinton’s White House as an assistant to the President and director of the President’s initiative for One America. In 2003, the Democratic National Committee (“DNC”) named him Deputy Chairman, where he advised the DNC Chairman in many key areas, including political and media strategic planning and community involvement. He served two years in the Carter Administration and was one of the 30 staff members to serve the entire eight years in the Clinton White House, achieving the distinction of being one of the longest-serving African-Americans in White House history. Following his service in the Carter White House, Mr. Johnson was the Business Regulations Administrator for Washington, DC.

Promotion of diversity is important to the Company, an area that Mr. Johnson provides extensive experience to the Board. Additionally, Mr. Johnson’s significant public relations experience provides the Board with valuable expertise in conducting the Company’s public relations.

Charles B. Knapp, 67 Interim Dean of the Terry College of Business at the University of Georgia and President Emeritus of the University of Georgia Director since 1990

Dr. Knapp is the interim Dean of the Terry College of Business at the University of Georgia and is President Emeritus of the University of Georgia. During his tenure as President of the University of Georgia from 1987 to 1997, the academic reputation of the University of Georgia rose dramatically; over $400 million in new construction was completed; there was an increased emphasis on minority recruitment; and a major fund raising campaign was successfully concluded. Dr. Knapp was president of the Aspen Institute from 1997 to 1999, and from 2000 to 2004 was a Partner with the executive search firm Heidrick and Struggles. From 2004 to 2011 he was Director of Educational Development for the CF Foundation, and from 2006 to 2011 was Chairman of the East Lake Foundation, the organization responsible for leading the revitalization of the East Lake community in Atlanta. Earlier in his career, Dr. Knapp served as the Executive Vice President and Chief Financial Officer of Tulane University and as U.S. Deputy Assistant Secretary of Labor in the Carter Administration. He holds a Ph.D. in economics from the University of Wisconsin-Madison.

Dr. Knapp’s experience and knowledge provide the Board with valuable insight into the areas of finance, investments, and management.

Barbara K. Rimer, DrPH, 65 Dean and Alumni Distinguished Professor, Gillings School of Global Public Health, University of North Carolina, Chapel Hill Director since 1995

Dr. Rimer has been Dean of the University of North Carolina Gillings School of Global Public Health, Chapel Hill, NC since June 2005 and Alumni Distinguished Professor Gillings School of Global Public Health since 2003. Previously, she was director of the Division of Cancer Control and Population Sciences at the National Cancer Institute. She is a former director of Cancer Control Research and Professor of Community and Family Medicine at the Duke University School of Medicine and was elected to the Institute of Medicine in 2008. In 2012, Dr. Rimer was appointed Chairman of the President’s Cancer Panel. She earned both her Bachelor of Arts in English and Masters of Public Health from the University of Michigan, and her doctorate of public health (DrPH) from the Johns Hopkins School of Hygiene and Public Health. The mission of the Gillings School of Public Health is to improve public health, promote individual well-being, and eliminate health disparities across North Carolina and around the world.

Dr. Rimer’s insight and leadership are extremely relevant to the Company’s business and operations in light of her particular health care experience and knowledge.

Melvin T. Stith, 67 Dean Emeritus and Professor at the Martin J. Whitman School of Management at Syracuse University Director since 2012

Dr. Stith is Dean Emeritus and a professor at the Martin J. Whitman School of Management at Syracuse University and served as Dean from 2005 until July 2013. Prior to taking this position in 2005, Dr. Stith was the Dean Emeritus and Jim Moran Professor of Business Administration at Florida State University for thirteen years. He has been a professor of marketing and business since 1977 after having served in the U.S. Army Military Intelligence Command and achieving the rank of Captain. He holds a bachelor’s degree from Norfolk State College and a master’s degree in business administration and a Ph.D. in marketing from Syracuse University. Dr. Stith currently serves on the boards of Synovus Financial Corp., where he serves on the compensation committee; and Flowers Foods, Inc., a publicly held baked foods company, where he serves on the compensation and governance committees. He has also served on the boards of Correctional Services Corporation, JM Family Enterprises Youth Automotive Training Center, the Keebler Company, United Telephone of Florida, Rexall Sundown, and the Jim Moran Foundation.

Dr. Stith’s leadership skills in consensus-building, risk management and executive management, and his financial acumen add an important dimension to our Board’s composition.

David Gary Thompson, 67 Retired Executive Vice President of Wachovia Corporation and Retired Chief Executive Officer of Georgia Banking, Wachovia Bank, N.A. Director since 2005

Mr. Thompson retired from his position as chief executive officer of Georgia Banking, Wachovia Bank, N.A., and retired as executive vice president of Wachovia Corporation in 2004. He serves on the board of directors of Georgia Power Company, a subsidiary of Southern Company. Mr. Thompson earned a Bachelor of Arts in economics from Guilford College and completed the executive program at University of North Carolina – Chapel Hill. He began his career with Wachovia while completing his final year of college and had several positions of leadership during his tenure.

Mr. Thompson gained managerial and financial experience and training through 36 years of banking, including understanding and managing credit risks across a variety of businesses and industries, provides a foundation from which he provides the Board with valuable observations, insight, and experience.

Takuro Yoshida, 61 President of Nippon Tochi-Tatemono Co., Ltd. Director since 2010

Mr. Yoshida has been the president of Nippon Tochi-Tatemono Co., Ltd., a residential and commercial real estate development company in Japan, since January 2010 and served as that company’s executive vice president and operating officer from May 2009 through December 2009. From 2005 through April of 2009, Mr. Yoshida held various positions which include executive director, senior operating officer, and central branch manager and operating officer of Mizuho Bank, Ltd., part of Mizuho Financial Group, Inc., which was formed in a merger between his former employer, Dai-Ichi Kangyo Bank, Ltd., and two other banks. He held various positions at Dai-Ichi Kangyo Bank, Ltd., which he joined in 1976. Mr. Yoshida graduated from the Faculty of Law, Tokyo University. Mr. Yoshida is also a representative of one of the Company’s largest shareholders in Japan.

Mr. Yoshida’s extensive Japan financial and managerial experience provides the Board with valuable insight and expertise relevant to the Company’s Japanese business.

Daniel P. Amos and John Shelby Amos II are cousins. Daniel P. Amos is the father of Paul S. Amos II. No other family relationships exist among any other executive officers or Directors.

The following information is provided with respect to each Director and nominee:

	Shares of Common			Percent
	Stock Beneficially	Percent of		of
	Owned on	Outstanding	Voting Rights on	Available
Name	February 26, 2014(1)	Shares	February 26, 2014	Votes
Daniel P. Amos	7,742,350	1.7	68,870,890	8.5
John Shelby Amos II	707,322.2		6,998,808.9
Paul S. Amos II	3,091,691.7		29,861,990	3.8
W. Paul Bowers	3,180	*	3,180	*
Kriss Cloninger III	1,107,961.2		7,683,336	1.0
Elizabeth J. Hudson	84,579	*	744,738.1
Douglas W. Johnson	46,105	*	371,503	*
Robert B. Johnson	23,270	*	117,601	*
Charles B. Knapp	81,573	*	741,318.1
E. Stephen Purdom, M.D.	247,631.1		2,401,898.3
Barbara K. Rimer, DrPH	37,808	*	303,668	*
Melvin T. Stith	5,903	*	5,903	*
David Gary Thompson	40,888	*	166,888	*
Takuro Yoshida	3,429,102.8		30,429,102	3.8

*	Percentage not listed if less than .1%.
(1)	Includes options to purchase shares, which are exercisable within 60 days for: Daniel P. Amos, 2,633,375; John Shelby Amos II, 34,268; Paul S. Amos II, 235,050; Kriss Cloninger III, 550,650; Elizabeth J. Hudson, 32,890; Douglas W. Johnson, 32,890; Robert B. Johnson, 11,134; Charles B. Knapp, 34,268; E. Stephen Purdom, M.D., 34,268; Barbara K. Rimer, DrPH, 30,268; David Gary Thompson, 18,134; and Takuro Yoshida, 15,768. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan in 2012, 2013 and 2014 for: Daniel P. Amos, 374,487; Paul S. Amos II, 73,545; and Kriss Cloninger III, 149,300, for which they have the right to vote, but may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan in 2011, 2012 and 2013 for: Robert B. Johnson, 6,754; and David Gary Thompson, 6,754; and in 2012 and 2013 for: Elizabeth J. Hudson, 4,229 and Melvin T. Stith, 5,567; and in 2012 for Douglas W. Johnson 2,211; and in 2013 for W. Paul Bowers, 2,680, which they have the right to vote, but may not transfer until the shares have vested four years from the date of grant. Includes 13,357; 475,007; and 12,906 shares pledged by John Shelby Amos II, Paul S. Amos II, and Kriss Cloninger III, respectively. For information on the Company’s pledging policy, please see “Stock Ownership Guidelines; Hedging and Pledging Restrictions” on page 45.
Also includes the following shares:
Daniel P. Amos: 2,264 shares owned by his spouse; 3,172,038 shares owned by partnerships of which he is a partner; 480,405 shares owned by trusts of which he is trustee; 443,257 shares owned by the SOMA Foundation Inc; 212,161 shares owned by the Daniel P. Amos Family Foundation, Inc.; 27,324 shares owned by a trust with his spouse as trustee; 24,192 shares owned by his spouse’s children; and 112,444 shares owned by the Paul S. Amos Family Foundation, Inc.
Paul S. Amos II: 10,850 shares owned by his spouse; 28,159 shares owned by his children; 166,379 shares owned by trusts with his spouse as trustee; 226,638 shares owned by trusts of which he or his children are beneficiaries; 15,000 shares owned by a partnership of which he is a partner; 32,101 shares owned by the Paul & Courtney Amos Foundation; 8,000 shares owned by the Dan Amos Dynasty Trust; 1,584,106 shares owned by The Amos Family Limited Partnership; 212,161 shares owned by the Daniel P. Amos Family Foundation, Inc.; and 112,444 shares owned by the Paul S. Amos Family Foundation, Inc.
Kriss Cloninger III: 31,056 shares owned by his spouse; 54 shares owned by his spouse’s children; 108,970 shares owned by partnerships of which Mr. Cloninger is a partner; and 3,651 shares owned by trusts with Mr. Cloninger as trustee.
Elizabeth J. Hudson: 2,000 shares owned by her children.
Charles B. Knapp: 21,000 shares owned by his spouse.
Takuro Yoshida: 3,413,334 shares owned by The Mizuho Trust & Banking Co., Ltd. Mr. Yoshida shares the power to vote these shares.

Directors Not Standing for Re-Election

On February 7, 2014, Dr. E. Stephen Purdom, 66, notified the Company that he will retire effective as of the date of the Annual Meeting.

Dr. Purdom has been a Director since 1987. He retired from his position as executive vice president, Insurance Operations at Aflac in 2000. From 1988 through 1994, he served as Aflac’s senior vice president and medical director. Dr. Purdom graduated from Emory University Medical School. He founded and served as medical director of the Columbus Clinic, a 20-physician multi-specialty medical group in Columbus, Georgia. He was chief of staff at Doctors’ Hospital and developed the Columbus Diagnostic Center, a full-service radiology/imaging center. Additionally, Dr. Purdom was manager and general partner of the Columbus Diagnostic Center, and he developed the Columbus Medical Park. He is a retired director of the Trust Company Bank, Columbus, Georgia. Dr. Purdom actively facilitated the development of new products for Aflac U.S. and Aflac Japan, with specific expertise in the areas of claims and underwriting. His proficiency in this regard was particularly instrumental in broadening Aflac’s medical product line in Japan.

DIRECTOR COMPENSATION

Directors who also serve as employees of the Company or its subsidiaries are not entitled to compensation as Board members. For all other directors (“Non-employee Directors”), the Compensation Committee reviews the policy regarding total compensation at least every other year and recommends compensation to the Board for Non-employee Directors consistent with the policy. The policy was reviewed and amended in 2013. Under the current policy, Non-employee Directors receive $115,000 annually for their service as such. A Non-employee Director serving on the Audit Committee receives an additional $10,000 annually for that service. In addition, the chairs of each of the Compensation Committee, Audit Committee, Corporate Governance Committee, Investment and Investment Risk Committee, and Sustainability Committee receive additional annual fees of $20,000, $25,000, $15,000, $20,000, and $15,000, respectively. From time to time the Board may create a Special Purpose Committee made up of Non-employee Directors; remuneration for service on these committees is determined by the Compensation Committee.

When a Non-employee Director first joins the Board of Directors, he or she is granted an award of nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof, with a value as determined by the Board of Directors not in excess of the value of a nonqualified stock option covering an aggregate of 10,000 shares of Common Stock. In the following calendar year, and for each year thereafter, each Non-employee Director may, at the discretion of the Board, receive nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a dollar value to approximate $125,000 based upon (in the case of stock options and stock appreciation rights) the most current Black-Scholes-Merton three-year period valuation price of option shares as determined by Mercer LLC, the

Compensation Committee’s independent compensation consultant (the “Consultant”). If the Board grants stock options, it may permit Non-employee Directors to elect to receive restricted stock in lieu thereof. In 2013, 6 of 11 Non-employee Directors received nonqualified stock options covering 9,105 shares of Common Stock, and the remaining 5 elected to receive all restricted stock. The exercise price for the stock options is the closing market price of the Common Stock on the date of grant. Options granted to each Non-employee Director become exercisable under the terms and conditions as determined by the Board of Directors at the date of grant. Grants of options made to Non-employee Directors in 2013 become exercisable in equal installments on each of the next four anniversaries of the date of the option grant, and restricted stock awards issued in 2013 become vested on the fourth anniversary of the date of the award, in each case if the Non-employee Director continues to be a Director through such respective date. However, upon cessation of service by reason of retirement, a Non-employee Director becomes immediately vested in all outstanding stock options and awards that have not yet expired, as long as the Non-employee Director has completed at least one full year of vesting. A Non-employee Director becomes 100% vested in options and stock awards upon cessation of service by reason of death, disability or change in control.

Non-employee Directors, with the exception of those who are or within one year will become retirement eligible, may elect to have all or a portion of their Board annual retainer and/or meeting fees paid in the form of immediately vested nonqualified stock options, restricted stock that vests upon four years of continued service, or a combination thereof as determined by the Board of Directors. In 2013, none of the Non-employee Directors made such an election.

The Company maintains a retirement plan for Non-employee Directors who have attained age 55 and completed at least five years of service as a Non-employee Director. Effective 2002, newly elected Non-employee Directors are not eligible for participation in this plan. The dollar value and length of payment of the annual retirement benefits were frozen effective

May 3, 2010. The Non-employee Directors do not participate in any nonqualified deferred compensation plans. For additional information, please see “Stock Ownership Guidelines; Hedging and Pledging Restrictions” on page 45.

The following table identifies each item of compensation paid to Non-employee Directors for 2013.

				Change
				in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards(2)	Awards(3)	Earnings(4)	Compensation(5)	Total
Name (1)	($)	($)	($)	($)	($)	($)
John Shelby Amos II	113,000	—	151,134	—	3,113,603	3,377,737
W. Paul Bowers	76,667	149,035	—	—	2,003	227,705
Elizabeth J. Hudson	128,000	125,015	—	—	1,081	254,096
Douglas W. Johnson	148,000	—	151,134	—	1,081	300,215
Robert B. Johnson	133,000	125,015	—	—	1,081	259,096
Charles B. Knapp	143,000	—	151,134	—	1,081	295,215
E. Stephen Purdom, M.D.	113,000	—	151,134	—	438	264,572
Barbara K. Rimer, DrPH	128,000	—	151,134	—	1,081	280,215
Marvin R. Schuster *	39,667	—	—	—	1,081	40,748
Melvin T. Stith	119,667	125,015	—	—	—	244,682
David Gary Thompson	113,000	125,015	—	—	1,081	239,096
Takuro Yoshida	113,000	—	151,134	—	—	264,134

*	Due to the Company’s mandatory retirement age for Directors, Marvin R. Schuster did not stand for re-election in 2013.
(1)	Daniel P. Amos, Chairman and CEO; Paul S. Amos II, President, Aflac; and Kriss Cloninger III, President, CFO, and Treasurer, are not included in the table, as they are employees and thus do not receive compensation for their services as Directors. The compensation received by Messrs. Daniel P. Amos, Paul S. Amos II, and Cloninger as employees is shown in the Summary Compensation Table below.
(2)	This column represents the dollar amount recognized in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial statement purposes with respect to the 2013 fiscal year for the fair value of restricted stock granted in 2013. The fair values of the awards granted in 2013 were calculated using the closing per-share stock price on the date of grant of $61.95 for Elizabeth J. Hudson, Robert B. Johnson, Melvin T. Stith and David Gary Thompson, and $55.61 for W. Paul Bowers. Each Non-employee Director may elect, in the year prior to the grant, to convert all or a portion of any annual stock option grant to restricted stock based upon a conversion formula approved by the Board of Directors. As of December 31, 2013, each Non-employee Director held the following number of restricted stock awards: W. Paul Bowers, 2,680; Elizabeth J. Hudson, 4,229; Douglas W. Johnson, 2,211; Robert B. Johnson, 6,754; Melvin T. Stith, 5,567; and David Gary Thompson, 6,754.
(3)	In accordance with the SEC’s reporting requirements, this column represents the dollar amount recognized in accordance with ASC 718 for financial statement purposes with respect to the 2013 stock option grants. The Company's valuation assumptions are described in Note 12 “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Form 10-K filed with the SEC for the year ended December 31, 2013. To determine the number of options granted to a Non-employee Director, $125,000 was divided by $13.73, a Black-Scholes-Merton stock option value as determined by the Consultant for the three-year period 2013-2015 (rounding to the nearest share). Stock options granted to Non-employee Directors vest 25% per year over a four-year vesting period. As of December 31, 2013, each non-employee Director held stock options covering the following number of shares of Common Stock: John Shelby Amos, 51,644: Elizabeth J. Hudson, 37,026; Douglas W. Johnson, 46,131; Robert B. Johnson, 12,513; Charles B. Knapp, 51,644; E. Stephen Purdom, 51,644; Barbara K. Rimer, 51,644; Marvin R. Schuster, 42,539; David Gary Thompson, 19,513; and Takuro Yoshida, 35,644.
(4)	Represents change in pension value. W. Paul Bowers, Douglas W. Johnson, Robert B. Johnson, Melvin T. Stith, David Gary Thompson and Takuro Yoshida do not participate in the Director retirement plan since they first became Directors after the plan was closed to new participants in 2002. The aggregate change in the actuarial present value of the accumulated benefit obligation for the other directors were decreases, as follows: John Shelby Amos, $33,592; Elizabeth J. Hudson, $24,065; Charles B. Knapp, $24,497; E. Stephen Purdom, $5,966; Barbara K. Rimer, $15,678; and Marvin R. Schuster, $9,322.
(5)	Included in All Other Compensation for John Shelby Amos II, who presently serves as the State Sales Coordinator Alabama/West Florida, is $3,105,587 in renewal and first-year sales commissions before expenses. The compensation arrangement with John Shelby Amos II was no more favorable when contracted than those of other State Sales Coordinators.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 26, 2014, the number of shares and percentage of outstanding shares of Common Stock beneficially owned by: (i) our named executive officers, comprising our CEO, CFO, President of Aflac, and the two other most highly compensated executive officers as listed in the 2013 Summary Compensation Table (collectively, the “NEOs”) whose information was not provided under the heading “Election of Directors,” and (ii) all Directors and executive officers as a group.

Common Stock Beneficially Owned and Approximate Percentage of Class as of February 26, 2014

		Percent of		Percent of
Name	Shares (1)	Shares	Votes	Votes
Tohru Tonoike	268,705.1		1,518,004.2
Eric M. Kirsch	43,788	*	43,788	*
All Directors, nominees, and executive
officers as a group	18,550,385	4.0	160,453,586	19.4
(27 persons)

*	Percentage not listed if less than .1%.
(1)	Includes options to purchase shares, which are exercisable within 60 days for Tohru Tonoike of 126,050 and all Directors and executive officers as a group, 4,437,044. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan, in 2012, 2013, and 2014 for Tohru Tonoike of 65,761; in 2013 and 2014 for Eric Kirsch of 41,913; and all Directors and executive officers as a group 976,887 which they have the right to vote, but they may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Includes 571,908 shares pledged for all Director nominees and executive officers as a group. For information on the Company’s pledging policy, please see “Stock Ownership Guidelines; Hedging and Pledging Restrictions” on page 45.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), executive officers, Directors, and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the SEC.

Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that its reporting persons complied with all applicable Section 16 filing requirements during the last fiscal year.

CORPORATE GOVERNANCE

The Company has a long history of engaging shareholders to gain an understanding about the issues and concerns that are important to them. We believe that open communications can have a positive influence on our corporate governance practices such as the

Company's decision to become the first publicly traded company in the United States to voluntarily allow shareholders a say-on-pay. Additionally, as part of this governance philosophy, we communicate with our shareholders on a regular basis.

Director Independence

The Board of Directors annually assesses the independence of each Director nominee. The Board has determined that with respect to W. Paul Bowers, Elizabeth J. Hudson, Douglas W. Johnson, Robert B. Johnson, Charles B. Knapp, E. Stephen Purdom, M.D., Barbara K. Rimer, DrPH, Melvin T. Stith, David Gary Thompson, and Takuro Yoshida, (i) none of such individuals is precluded from being an independent director under the New York Stock Exchange (“NYSE”) listing standards and (ii) none of such individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and that accordingly, each such individual is considered an “independent director” for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all Directors regarding their relationships with the Company and research conducted by management.

Board Leadership Structure

Daniel P. Amos has served as our Chairman of the Board since 2001 and as our CEO since 1990. The Board believes that the most effective Board leadership structure for the Company at the present time is for the CEO to continue to serve as Chairman of the Board in conjunction with the appointment of a Lead Non-Management Director as described below. This structure has served the Company well for many years. Combining the positions of Chairman and CEO provides the Company with decisive and effective leadership. The Board believes that Mr. Amos’ in-depth long-term knowledge of the Company’s operations and vision for its development make him the best qualified person to serve as both Chairman and CEO. Because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the Board believes that Mr. Amos is the Director most qualified to act as Chairman of the Board. However, the Board retains the authority to modify this structure to best advance the interests of all shareholders, if circumstances warrant such a change.

The Board also believes that its existing corporate governance practices achieve independent oversight and management accountability. These governance practices are reflected in the Company’s Guidelines on Significant Corporate Governance Issues and the Committee charters and include the following:

  the substantial majority of the Board are independent Directors;

  the Audit, Compensation, and Corporate Governance Committees all comprise independent Directors;

  the Company has a Lead Non-Management Director with the responsibilities described below; and

  the Non-employee Directors meet at each regularly scheduled Board meeting in executive session without management present.

Lead Non-Management Director

The position of Lead Non-Management Director rotates among the Chairs of the Audit, Compensation, and Corporate Governance Committees. Robert B. Johnson is currently the Lead Non-Management Director. The responsibilities of the Lead Non-Management Director include the following:

  consulting with the Chairman and Secretary in establishing the agenda for each Board meeting;
  setting the agenda for, and leading, all executive sessions of the Non-employee Directors;

  when appropriate, discussing with the Chairman matters addressed at such executive sessions;

  facilitating discussions, between Board meetings, among the Non-employee Directors as appropriate;

  serving as a liaison between the Non-employee Directors and the Chairman of the Board;

  serving as a liaison between management and the Board; and
  chairing the meeting of the Board when it is conducting its annual Board self-evaluation.

Furthermore, the Lead Non-Management Director has the ability to call meetings of the independent Directors.

Communications with Directors

Shareholders may contact members of the Board by mail. To communicate with the Board of Directors, any individual Director or any group or committee of Directors (including Non-employee Directors as a group), correspondence should be addressed to the Board of Directors or any such individual Director or group or committee of Directors by either name or title. All such correspondence should be sent to the Corporate Secretary of Aflac Incorporated at the following address: 1932 Wynnton Road, Columbus, Georgia 31999.

All communications received as set forth in the preceding paragraph will be opened by the Corporate

Secretary for the sole purpose of determining whether the contents represent a message to the Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

It is Company policy that each of the Directors attends the Annual Meeting. All of the Directors were in attendance at the 2013 Annual Meeting.

Director Nominating Process

The Corporate Governance Committee will consider Director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include: (i) the name of the shareholder and evidence of the person’s ownership of Common Stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. No person 20 years of age or younger or 75 years of age or older is eligible for election or appointment as a member of the Board of Directors.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999, and must be received by the Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder, to be timely, must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first.

The Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance Committee also seeks to create a Board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. The Company’s Guidelines on Significant Corporate Governance Issues provide that diversity is a factor the Corporate Governance Committee should consider in nominating Directors. The diversity of Board and Committee members (which would include gender, ethnicity, race, color, and national origin) is one of the specified criteria considered by the Board as part of its annual self-evaluation.

The Corporate Governance Committee identifies potential nominees by asking current Directors and executive officers to notify the Corporate Governance Committee if they become aware of persons that meet the criteria described above and who have had a change in circumstances that might make them available to serve on the Board (for example, if an individual has retired as chief executive officer or chief financial officer of a public company or exited government or military service). The Corporate Governance Committee may also, from time to time, engage firms that specialize in identifying Director candidates. As described above, the Corporate Governance Committee will also consider candidates recommended by shareholders.

Once the Corporate Governance Committee identifies a person as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the potential candidate to assess whether that person should receive further consideration. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the

Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications relative to any other candidates that the Corporate Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Enterprise-Wide Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Audit Committee charter provides that one of the Audit Committee’s responsibilities and duties is compliance oversight. The Audit Committee charter provides that the Audit Committee shall discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Investment and Investment Risk Committee assists the Board of Directors by providing oversight of the investment process and investment risk management of the Company and its subsidiaries by reviewing and approving the investment policies, strategies, transactions and performances. The “investment process” is the process by which all investable cash flows of the Company and its subsidiaries are invested, and by which investments are managed to emphasize safety, liquidity, returns, tax considerations, applicable laws and regulations, and conformity to the needs of each Company. The “investment risk” includes, but is not limited to liquidity risk, market risk, and credit risk. “Liquidity risk” is risk stemming from the lack of marketability of an investment that cannot be bought or sold quickly enough to prevent or minimize a loss. “Market risk” is the risk that as a result of market movements, a firm may be exposed to fluctuations in the value of its assets, the amount of its liabilities, or the income from its assets. “Credit risk” is the risk of loss a firm is exposed to if a counterparty fails to perform its contractual obligations, including failure to perform them in a timely manner.

In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. As more fully discussed in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement, incentive compensation performance objectives of the Company’s management are determined and established which are realistically obtainable so as not to encourage excessive risk taking.

The Company has a global Disclosure Committee comprising senior levels of management across the Company to ensure that disclosure controls and procedures are effective and provide, to the highest degree of certainty possible, that the information required to be disclosed to the investing public is accumulated and communicated to the Disclosure

Committee to allow timely decisions regarding disclosure.

In its annual self-evaluation, the Board discusses its performance and oversight responsibility. In this discussion, the Board evaluates the quality of the information provided to Directors by the Audit Committee about the Company’s risk management and corporate compliance programs.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics, which is applicable to all Directors and employees, including executive officers, of the Company and its subsidiaries. The Code of Business Conduct and Ethics includes a Code of Ethics for Chief Executive and Senior Financial Officers that sets forth standards applicable to all officers, Directors, and employees but has provisions specifically applicable to the Chief Executive Officer, Chief Financial Officer, and the Chief Accounting Officer. The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics by posting such information on the Company’s website, aflac.com, under “Investors” then “Corporate Governance.”

Chief Executive Officer and Executive Management Succession Planning

The Board of Directors, in coordination with the Corporate Governance Committee, is responsible for Chief Executive Officer continuity succession planning and succession planning for key executives to ensure continuity in senior management. The Board of Directors, in coordination with the Corporate Governance Committee, also ensures that the Company has appropriate steps in place to address emergency Chief Executive Officer succession planning in the event of extraordinary circumstances.

As part of the Company’s Chief Executive Officer continuity succession planning, the Company’s Chief Executive Officer, in coordination with the Company’s General Counsel and the Executive Vice President of Corporate Services, periodically provides recommendations and evaluations of potential successors to the Chief Executive Officer position, along with a review of any development plans recommended for such individuals, to the Corporate Governance Committee. As part of the Company’s succession planning for key executives, the Corporate Governance Committee, in coordination with the Chief Executive Officer and executive management, identifies potential successors to executive management positions.

The Chief Executive Officer reviews executive succession planning and management development at an annual executive session of non-management Directors.

BOARD AND COMMITTEES

During 2013, the Board of Directors met four times, and all Directors attended 100% of the Board of Directors meetings and at least 75% of the meetings of the Board Committees on which they served.

The current principal seven Board of Directors committees are Acquisition, Audit, Compensation, Corporate Governance, Executive, Investment and Investment Risk, and Sustainability. The Audit Committee charter, the Compensation Committee charter, and the Corporate Governance Committee charter, as well as the Company’s Guidelines on Significant Corporate Governance Issues and the Code of Business Conduct and Ethics, can all be found at the Company’s website, aflac.com, under “Investors” then “Corporate Governance.” These documents are also available in print to shareholders upon request. Shareholders may submit their request to Aflac Incorporated, Corporate Secretary, 1932 Wynnton Road, Columbus, Georgia 31999.

The Acquisition Committee

The Acquisition Committee of the Board of Directors reviews acquisition strategies with the Company's management, investigates acquisition candidates on behalf of the Company, and recommends acquisition strategies and candidates to the Company's Board, as appropriate. The Acquisition Committee is composed of Charles B. Knapp (Chairman), John Shelby Amos II, Elizabeth J. Hudson, and Takuro Yoshida.

The Audit Committee

The Audit Committee has the following primary duties and responsibilities: (i) to oversee that management has maintained the reliability and integrity of the financial reporting process and systems of internal controls of the Company and its subsidiaries regarding finance, accounting, and legal matters; (ii) to issue annually the Audit Committee Report set forth below; (iii) to select, oversee, evaluate, determine funding for and, where appropriate, replace or terminate the Company’s independent registered public accounting firm and monitor its independence; (iv) oversee the performance of the Company’s internal auditing department; (v) to assist Board oversight of the Company’s compliance with legal and regulatory requirements; (vi) to provide an open avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and the Board; and (vii) to review and monitor the adequacy of enterprise risk management activities of the Company. In addition, the Audit Committee’s charter provides that the Audit Committee shall discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Audit Committee also pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm and pre-approves or ratifies all related person transactions that are required to be disclosed in the Company’s annual proxy statement. In addition, it is the responsibility of the Audit Committee to select, oversee, evaluate, determine funding for, and, where appropriate, replace or terminate the independent registered public accounting firm. At least annually, the Audit Committee reviews the services performed and the fees charged by the independent registered public accounting firm.

The independent registered public accounting firm has direct access to the Audit Committee and may discuss any matters that arise in connection with its audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

The Audit Committee is composed of Douglas W. Johnson (Chairman and financial expert), Charles B. Knapp, and Melvin T. Stith. All Audit Committee members qualify as “outside” Directors as defined by Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “IRC”), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the NYSE listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee met 12 times during 2013.

The Corporate Governance Committee

The Corporate Governance Committee has the following primary duties and responsibilities: (i) selecting individuals qualified to serve as Directors of the Company to be nominated to stand for election to the Board of Directors; (ii) recommending to the Board, Directors to serve on committees of the Board; (iii) advising the Board with respect to matters of Board composition and procedures; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (v) overseeing the evaluation of the Board and the Company’s management. The Corporate Governance

Committee of the Board of Directors is composed of Barbara K. Rimer, DrPH (Chair), Melvin T. Stith, and David Gary Thompson. All Corporate Governance Committee members qualify as “outside” Directors as defined by Section 162(m), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the NYSE listing standards. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Corporate Governance Committee met twice during 2013.

The Compensation Committee

The responsibilities of the Compensation Committee include the following: (i) to review, at least annually, the goals and objectives of the Company’s executive compensation plans; (ii) to evaluate annually the performance of the CEO with respect to such goals and objectives; (iii) to determine the CEO’s compensation level based on this evaluation; (iv) to evaluate annually the performance of the other executive officers of the Company in light of such goals and objectives, and set their compensation levels based on this evaluation and the recommendation of the CEO; (v) to review the Company’s incentive compensation programs to determine whether they encourage excessive risk taking, and evaluate compensation policies and practices that could mitigate any such risk; and (vi) review the Company’s general compensation and benefit plans with respect to the goals and objectives of these plans. The Compensation Committee also reviews and approves compensation levels, equity-linked incentive compensation, and annual incentive awards, sometimes referred to as non-equity incentives, under the Company’s Management Incentive Plan (“MIP”) for all executive officers including those who are members of the Board.

With respect to Non-employee Director compensation, the Compensation Committee recommends to the Board a policy regarding Non-employee Director compensation and has recommended to the Board Non-employee Director compensation consistent with such policy. The Board makes final determinations regarding Non-employee Director compensation.

The Compensation Committee retains a nationally recognized compensation consultant, Mercer LLC (the “Consultant”), to assist and advise the Compensation Committee in its deliberations regarding executive compensation. The Consultant works with the Compensation Committee in the review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends, and other technical considerations.

The Consultant typically assists in the following areas:

  providing comparative company performance to determine CEO pay;

  providing an evaluation of the competitiveness of the Company’s executive compensation and benefit programs;

  reviewing plan design issues and recommends potential improvement opportunities;

  apprising the Compensation Committee of trends and developments in the marketplace;

  assessing the relationship between executive pay and performance;

  assessing proposed performance goals and ranges for incentive plans;

  providing comparative company data to determine NEO compensation;

  conducting compensation training sessions for the Compensation Committee; and

  determining the compensation of Non-employee Directors.

Fees paid to the Consultant for executive compensation consulting services totaled $339,603 in 2013. Management retained affiliated companies of the Consultant to provide additional services not pertaining to executive compensation during 2013, and approved payments totaling $4,039,876 for those services. These payments principally consisted of broker commissions for insurance sales by the affiliated companies, and also included consulting fees relating to our marketing organization and the design of our broker channel sales. The Compensation Committee has assessed the independence of the Consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the Consultant from independently representing the Compensation Committee.

Additional information regarding the Company’s processes and procedures for the consideration and determination of executive compensation can be found in the CD&A below.

The current members of the Compensation Committee are Robert B. Johnson (Chairman), David Gary Thompson, and Douglas W. Johnson. All members of the Compensation Committee are “outside” Directors as defined by Section 162(m), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the applicable NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee met six times in 2013.

The Executive Committee

Under the Company’s Bylaws, the Executive Committee of the Board of Directors must consist of at least five Directors, including the Chief Executive Officer, the Chairman of the Board of Directors, the President, and such number of other Directors as the Board of Directors may from time to time determine. The Chief Executive Officer (or another member of the Executive Committee chosen by him) is the Chairman of the Executive Committee. The Executive Committee has and may exercise, during the intervals between meetings of the Board of Directors, all of the powers of the Board of Directors which may be delegated under Georgia law.

The membership of the Executive Committee also includes the chairpersons of the Audit, Compensation, and Corporate Governance Committees, and, therefore, includes the Company's Lead Non-Management Director.

The Executive Committee, which is composed of Daniel P. Amos (Chairman), Paul S. Amos II, Kriss Cloninger, Douglas W. Johnson, Robert B. Johnson, E. Steven Purdom, and Barbara K. Rimer, met eight times during 2013.

The Investment and Investment Risk Committee

The Investment and Investment Risk Committee assists the Board of Directors by providing oversight of the investment process and investment risk management of the Company and its subsidiaries by reviewing and approving the Company’s investment policies, strategies, transactions and performances. The “investment process” is the process by which all investable cash flows of the Company and its subsidiaries are invested, and by which investments are managed to emphasize safety, liquidity, returns, tax considerations, applicable laws and regulations, and conformity to the needs of the Company and its subsidiaries. The “investment risk” includes, but is not limited to liquidity risk, market risk, and credit risk.

Under its charter, the Investment and Investment Risk Committee has the following primary duties and responsibilities: (i) to oversee the investment process and investment risk management related policies, strategies, and programs of the Company and its subsidiaries; (ii) to review and reassess, periodically, the adequacy of Global Investment Policy of the

Company and its subsidiaries and approve any changes, additions, or deletions; (iii) to review and approve investment transactions made on behalf of the Company and its subsidiaries; (iv) to review the performance of the investment portfolios of the Company and its subsidiaries; and (v) to report regularly to the Board with respect to such other matters as are relevant to the Investment and Investment Risk Committee’s discharge of its responsibilities and with respect to such recommendations as the Investment and Investment Risk Committee may deem appropriate.

The Investment and Investment Risk Committee of the Company’s Board of Directors is composed of Charles B. Knapp, (Chairman), Paul S. Amos II, Elizabeth J. Hudson, E. Stephen Purdom, and David Gary Thompson. The Investment and Investment Risk Committee operates under a written charter adopted by the Board of Directors. The Investment and Investment Risk Committee met 14 times during 2013.

The Sustainability Committee

The Sustainability Committee of the Board of Directors has the following primary duties and responsibilities: (i) to provide assistance to the Board in fulfilling its responsibility to the shareholders in regards to the policies and practices that relate to the sustainable growth of the U.S. operation of the Company and its subsidiaries; (ii) to oversee the Company's sustainability plans and practices, including its internal policies and procedures as well as its public-facing corporate policy; and (iii) to review and discuss with management the Company's environmental activities and impacts. The Sustainability Committee assists management in setting strategy, establishing goals and integrating sustainability into the daily business activities of the Company’s U.S. operation, including the formulation and implementation of policies, procedures and practices that permit the Company to respond to evolving public sentiment and government regulation in the areas of environmental stewardship, energy use, recycling and carbon emissions, that foster the sustainable growth of the Company’s U.S. operation. "Sustainable growth" means the ability to meet the needs of our shareholders and customers while taking into account the needs of future generations. "Sustainable growth" also equates to the long-term preservation and enhancement of the Company’s financial, environmental and social capital.

The Sustainability Committee is composed of Elizabeth J. Hudson (Chair), W. Paul Bowers, Barbara K. Rimer, and E. Steven Purdom. All members of the Sustainability Committee are “outside” Directors as defined by Section 162(m), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the applicable NYSE listing standards. The Sustainability Committee operates under a written charter adopted by the Board of Directors. The Sustainability Committee met twice during 2013.

Compensation Committee Interlocks and Insider Participation

During 2013, the members of the Company’s Compensation Committee were Robert B. Johnson (Chairman), David Gary Thompson, and Douglas W. Johnson. None of such persons is a current or former employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee serving during 2013 had any relationship requiring disclosure under the section titled “Related

Person Transactions” in this Proxy Statement. During 2013, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served. During 2013, no Director was an executive officer of another entity on whose compensation committee any executive officer of the Company served.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A provides a detailed description of our executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee related to those programs, and the factors considered in making those decisions. This CD&A focuses on our NEOs for 2013, who were:

Named Executive Officer	Title
Daniel P. Amos	Chairman & Chief Executive Officer
Kriss Cloninger III	President, Chief Financial Officer & Treasurer
Paul S. Amos II	President, Aflac
Tohru Tonoike	President & Chief Operating Officer, Aflac Japan
Eric M. Kirsch	Executive Vice President, Global Chief Investment Officer, Aflac

Overview and Executive Summary

The Company’s compensation philosophy is to provide pay-for-performance that is directly linked to the Company’s results. We believe this is the most effective method for creating shareholder value, and that it has played a significant role in making the Company an industry leader. Importantly, the performance-based elements of our compensation programs apply to all levels of Company management, not just our executive officers. In fact, pay-for-performance components permeate every employee level at the Company. The result is that we are able to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global business on a day-to-day basis, as well as for the future.

Our executive compensation program is designed to drive shareholder value via the following guiding principles:

  a pay-for-performance philosophy that directly links an executive’s potential wealth accumulation to the achievement of our annual and long-term strategic and operational goals;

  compensation elements that help us attract and retain high-caliber talent to lead the Company in its execution of its business plan; and

  best practices with respect to corporate governance policies, such as stock ownership guidelines, clawback provisions, and no tax gross-ups (including no change-in-control excise tax gross-ups).

Summary of 2013 Results

The Company’s performance in 2013 was solid. Notable achievements that contributed to shareholder value creation included:

  growing total operating revenues, excluding foreign currency effect, by 5.7% to a record $27.2 billion;

  meeting our operating earnings objective for the 24th consecutive year as operating earnings per diluted share rose 5.2% (excluding impact from foreign currency);

  generating more than $2.9 billion in total combined new annualized premium sales in the United States and Japan;

  increasing premium income by 5.9% (excluding impact from foreign currency);

  increasing the quarterly dividend by 5.7% to $.37 per quarter, marking the 31st consecutive year in which the dividend has been increased;
  generating an industry-leading return on equity of 20.6%; additionally, our operating return on shareholders’ equity excluding foreign currency effect (“OROE”) for the full year was 25.8%;

  reflecting strong surplus growth, we enhanced our capital ratios significantly:

    our risk-based capital (“RBC”) ratio was 786% at year end, which was significantly higher than our 2012 year-end RBC ratio of 630%;

    our solvency margin ratio (“SMR”), the principal capital adequacy measure in Japan, was 777% and significantly higher than our 2012 year-end SMR of 669%; and

  repurchasing $800 million (13.2 million) of the Company’s shares due to the strength of our capital ratios and liquidity position.

Strong Corporate Governance Policies and Leader in Best Practices

The Company has been a leader in corporate governance best practices and the Company’s executive compensation programs reflect the following strong, longstanding governance principles:

What We Do

✓	First public company in the U.S. to provide shareholders with a say-on-pay vote (voluntary action starting in 2008, three years before the vote became required) – averaging better than 96% “FOR” vote since implementation

✓	Independent Compensation Committee oversees the program

✓	Independent compensation consultant hired by and reports to the Compensation Committee

✓	Rigorous, pay-for-performance formulaic structure for CEO compensation, in place for 16 years

✓	Regular evaluation of the CEO pay-for-performance structure by the Compensation Committee

✓	100% of the CEO’s long-term incentive-based compensation has been determined based on performance for the past 16 years

✓	The size of the CEO’s long-term incentive (“LTI”) award is tied exclusively to the Company’s performance versus peers

✓	The LTI awards to executive officers (including the CEO) are 100% performance-based

✓	Annual report by the independent compensation consultant to the full Board on CEO pay and performance alignment

✓	Stock ownership guidelines for executive officers and Directors in place since 1998

✓	Clawback policy in place since 2007

What We Don’t Do

✗	No tax gross-ups, including no change-in-control excise tax gross-ups

✗	No golden parachute payments for CEO following a change in control

✗	No entering into a 10b5-1 plan by officers or Board members unless approved by the Compensation Committee

✗	No hedging or short sales of Company stock by officers or Board members

✗	No pledging of Company stock by executive officers or Board members as of February 2013

✗	No grandfathered pledged Company stock counts toward the stock ownership guidelines

✗	No repricing underwater stock options

A further summary of the CEO compensation program and its emphasis on pay-for-performance can be found below in the “CEO Compensation and Pay-for-Performance” section of this CD&A.

Response to Say-on-Pay Vote

The Company has a history and a well-earned reputation with its shareholders as a very transparent organization. That commitment to transparency on all levels was certainly a driving force in our decision in 2008 to allow shareholders a “say-on-pay” advisory vote, far ahead of the requirement later imposed on companies by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The reception of this annual vote has been overwhelming, with endorsement rates from our shareholders that have averaged more than 96% since its institution.

This overwhelming approval rate has given us confidence that our compensation policies have been fair and representative of our performance and as such, the policies utilized in 2013 remain very similar to those used in prior years. We constantly analyze our practices to ensure that we remain current in our approaches, a leader in executive compensation best practices, and cognizant of shareholder concerns. As a company, we pride ourselves on incorporating ethics and transparency into everything we do, including compensation disclosure. In 2012, we made changes to our executive compensation programs to further emphasize our pay-for-performance philosophy and enhance the programs’ alignment with shareholder value creation. For example, for the relative performance assessment of our CEO’s compensation program, we added one-year TSR as a metric and removed both absolute premium income dollars and absolute net income dollars as metrics.

Summary of Executive Compensation Programs

As a leader in our industry segment, we recognize that a sound management compensation program is a part of what makes a company an employer of choice. Our compensation philosophy is to provide pay that is directly linked to the Company’s performance results. By doing so, we are able to provide the following: (i) reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time; (ii) benefits that adequately meet the needs of our employees and their families at a reasonable shared cost; (iii) meaningful, performance-based annual non-

equity incentives; and (iv) long-term equity incentives that reflect the creation of shareholder value.

Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global enterprise on a day-to-day basis, as well as for the future.

Key Elements of Our Executive Compensation Programs

Element	Objective	Purpose
Base Salary	Talent attraction and retention Alignment with shareholder value creation	Provide annual cash income that is both market competitive and commensurate with an individual’s talents and level in the organization Motivate and retain key talent
Management Incentive Plan (MIP)	Pay-for-performance Alignment with shareholder value creation	Motivate executives and reward achievement for performance on key annual operational and strategic goals Focus on key short-term value drivers for our business Motivate and retain key talent
Long-term Incentives (LTI)	Pay-for-performance Alignment with shareholder value creation	Motivate executives and reward achievement for performance on key long-term operational and strategic goals Focus on key long-term value drivers for our business Motivate and retain key talent
Retirement & Benefits	Talent retention Tax effective pay Security	Provide market competitive retirement benefits (pension, 401(k), etc.) to aid in talent retention Satisfy employee health and welfare needs

PEER GROUP

Each year, the Compensation Committee reviews the composition of the peer group against which the Company’s executive compensation programs and financial performance are benchmarked. Key factors the Compensation Committee considers during its annual review of companies in the peer group include the following: operating characteristics, revenue size, asset size, profitability, market value, and total number

       Aetna Inc.
       The Allstate Corporation
       Assurant, Inc.
       The Chubb Corporation
       CIGNA Corporation
       CNO Financial Group, Inc.
       Genworth Financial, Inc.
       The Hartford Financial Services Group, Inc.
       Humana Inc.

of employees. Based on the annual review, a peer group is selected among companies that are engaged in businesses similar to that of the Company, are of size similar to that of the Company, and compete against the Company for talent. The following 17 companies, which were unchanged from the 2012 peer group, were selected to comprise the 2013 peer group:

       Lincoln National Corporation
       Manulife Financial Corporation
       MetLife, Inc.
       Principal Financial Group, Inc.
       The Progressive Corporation
       Prudential Financial, Inc.
       The Travelers Companies, Inc.
       Unum Group

Overall, the Company’s revenues were near the median and total assets were larger than the median of the peer group, while our market value was significantly higher than the peer group median. The data shown below reflect those metrics relevant at the time of the peer group review:

(in millions)
	Revenue	(1)	Total Assets(1)		Market Value(2)
Aflac Incorporated	$25,719	(3)	$141,973	(3)	$27,097
Peer Median	$25,740		$104,938		$15,333

(1)	As of December 31, 2012
(2)	As of June 28, 2013 when data was compiled for the performance review by the Compensation Committee
(3)	Figures are net of foreign currency effect

The assessment of the Company’s 2010 – 2012 performance relative to the peer group can be found below in the “CEO Compensation and Pay-for Performance” section of this CD&A.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

Base Salary

The primary purpose of the base salary component of our executive compensation program is to provide the recipient with a steady stream of income consistent with his or her level of responsibility, qualifications and contribution over time. The Consultant annually gathers comparative market data on salaries for (i) the Compensation Committee to use in reviewing and determining the CEO’s salary and (ii) the CEO to use in making recommendations for the salaries of the CFO and all other executive officers.

In the aggregate, the total base salaries of all of the Company’s executive officers are near the 50th percentile of the survey results for these same positions at peer group companies. Virtually all executive officers, including our NEOs, receive salaries that are within a plus or minus range of 25% from the survey median for their positions. Only Mr. Cloninger’s salary is above this range, which we consider appropriate since his role as both CFO and President is more expansive than many of the second highest paid executives at our peer companies. In general, executive officers who are new to their role are likely to be below the median and executive officers who have been in their jobs for extended periods are more likely to be above the median.

In 2013, Mr. Daniel P. Amos did not receive a salary increase; in keeping with the Company’s strong pay for performance philosophy, the Compensation Committee decided that an increase in his Management Incentive Plan (“MIP”) target from 200% to 210% would be more appropriate than a salary increase. Messrs. Cloninger and Kirsch each received a 3.0% base salary increase. Mr. Tonoike’s annual base salary in yen terms increased 3.0% in 2013. Mr. Paul S. Amos II initially received a base salary increase of 3.1% in 2013. As announced in May of 2013, Mr. Paul S. Amos II was given expanded duties for Japan operations and investments effective July 1, 2013. In response to this expanded role, Mr. Paul S. Amos II was provided an enhanced compensation package, including a salary increase of 8.2%, based on the recommendation of the Consultant and approved by the Compensation Committee to position his base salary closer to the median base salary of comparable positions in the market.

Management Incentive Plan

All of the NEOs are eligible to participate in an annual non-equity incentive plan sponsored by the Company, referred to as the MIP, which was submitted to and approved by shareholders in 2012 (the Amended and Restated 2013 Management Incentive Plan).

The Company’s MIP uses specific performance objectives at both the Corporate and the Business Segment level (both of which are described below) to provide potential annual non-equity incentive awards for the NEOs and all other non-sales officers. Performance targets are set annually for the plan, and cash payouts are made to executives based on actual performance. We believe the segment measures described below, along with our corporate-level objectives of operating earnings per diluted share growth and risk-based capital ratio, are among the key incentive factors for our business in terms of creating shareholder value and aligning management’s interests and rewards with those of our shareholders.

Target bonuses for 2013 for the NEOs are determined in line with industry standards for the respective positions and were as follows:

Named Executive Officer	Target MIP (as Percent of base salary)
Daniel P. Amos (Chairman & CEO)	210%
Kriss Cloninger III (President, CFO & Treasurer)	150%
Paul S. Amos II (President, Aflac)	125%*
Tohru Tonoike (President & COO, Aflac Japan)	100%
Eric M. Kirsch (EVP, Global Chief Investment Officer, Aflac)	200%

*	As part of his expanded role beginning July 1, 2013, the target was increased from 120% to 125% and prorated for time in his new position.

The CEO and CFO recommend to the Compensation Committee the specific Company performance objectives and their ranges. In recommending the incentive performance objectives to the Compensation Committee, the CEO and CFO take into consideration past performance results and scenario tests of the Company’s financial outlook as projected by a complex financial model. The model projects the impact on various financial measures using different levels of total new annualized premium sales, investment returns, budgeted expenses, morbidity, and persistency. This enables the Company to set ranges around most performance objectives.

The Compensation Committee may consider the probability of attainment of each of the various measures. Generally, it is expected that target performance will be attained 50% to 60% of the time, minimum performance attained at least 75% of the time, and maximum performance attained not more than 25% of the time. During its annual review in February, the Compensation Committee reviews and approves or, if deemed appropriate, modifies the annual incentive goals for that year.

For each of the performance measures, a target performance level is established. In addition, a minimum and maximum level is established. The payout for a minimum result is one-half of the target result, while the payout for a maximum result is two times that of the target result. Typically, the target result is equidistant between the minimum result and the maximum result. Interpolation is used to calculate incentive payouts for results between minimum and target or target and maximum.

The following descriptions of the corporate and business segment metrics and objectives for the 2013 MIP apply to executive officers including the NEOs. Mr. Kirsch has additional metrics and objectives as part of his MIP, which are described in more detail later in this section.

The three primary financial objectives of the Company were included in the MIP targets as corporate level performance targets for each of the NEOs for 2013:

Corporate Metric	Minimum Goal	Target Goal	Maximum Goal	2013 Actual
Growth of operating earnings per diluted share on a consolidated basis for the Company (excluding foreign currency effect)	N/A	4% (or $6.86)	7% (or $7.06)	5.2% (or $6.94)
Operating return on shareholders’ equity (excluding foreign currency effect)	16%	20%	24%	25.8%
Statutory risk-based capital ratio	450%	525%	600%	786%

With shareholders’ interests in mind, operating return on shareholders’ equity excluding foreign currency effect (“OROE”) was added as a metric to compensation for senior vice presidents and above for 2013. The use of this metric allows our shareholders to evaluate our financial achievements relative to other organizations in terms of how effectively we are using capital to generate earnings. The operating earnings per diluted share metric is weighted as 50% of the corporate level performance targets, while the OROE and RBC metrics are weighted 25% each. This emphasis reflects the need for balanced performance outcomes to create optimal value for shareholders and policyholders.

See the “Additional Metrics for 2014” section below for information about changes to MIP corporate metrics for 2014.

Additional performance targets are specific to the Company’s two principal business segments: Aflac U.S. and Aflac Japan. These measures are considered to be the most significant to the performance of each segment, are communicated to and understood by those eligible for the non-equity incentive awards, and are under the collective influence of the segment officers.

Aflac U.S. business segment: For 2013, the following performance incentive measures were used:

  percentage increase in new annualized premium sales;

  percentage increase in premium income over the previous year;

  actual operating expenses compared to budget (metric not included for Messrs. Daniel P. Amos, Cloninger, and Kirsch); and

  percentage increase in pretax operating earnings over the previous year.

Aflac Japan business segment: For 2013, the following performance incentive measures were used:

  percentage increase in new annualized premium sales;

  percentage increase in premium income over the previous year;

  actual operating expenses compared to budget (metric not included for Messrs. Daniel P. Amos, Cloninger, and Kirsch); and

  percentage increase in pretax operating earnings over the previous year, before expenses allocated from the U.S. Operations, excluding foreign currency effect.

The 2013 business segment performance measures, targets, and ranges for each incentive performance measure, and 2013 actual results were as follows:

Aflac Segment	Segment Metric	Minimum Goal	Target Goal	Maximum Goal	2013 Actual
U.S. Business	Increase in new annualized premiums	0%	2.50%	5.00%	(4.3%)
	Increase in premium income	2.25%	3.25%	4.25%	3.1%
	Actual operating expenses compared to budget	Budget plus 2%	Budget	Budget minus 2%	Budget minus 1.1%
	Increase in pretax operating earnings	0%	1.50%	3.00%	4.1%
Japan Business	Increase in new annualized premiums (increase in third sector product sales)	0%	2.50%	5.00%	4.0%
	Increase in premium income	6.00%	7.00%	8.00%	7.3%
	Actual operating expenses compared to budget	Budget plus 1%	Budget	Budget minus 1%	Budget minus .9%
	Increase in pretax operating earnings before allocated expenses and foreign currency effect	5.40%	6.40%	7.40%	7.2%

In addition to the corporate and business segment metrics and objectives, Mr. Kirsch’s MIP is based on quantitative and qualitative metrics specific to the Global Investments Division’s performance:

Global Investments Quantitative Metrics	Minimum Goal	Target Goal	Maximum Goal	2013 Actual
Net investment income	Budget minus .5%	Budget	Budget plus 1.5%	Budget plus .4%
Credit losses/impairments (in millions)	($350)	($250)	($150)	$63

Global Investments Qualitative Metrics	Metric Accomplishments
Implementation of Global Investments Strategic Plan
  Developed and implemented revised Global Investment Policies and Risk Guidelines and currency hedging strategies

  Decreased concentrated exposures to Europe, financial sector and subordinated debt, improving the quality and decreasing credit risk of the global portfolio

Development and implementation of asset allocation program
  Implemented the key aspects of the Company’s Strategic Asset Allocation program through the allocation to U.S. Corporate Bonds

  Refined the tactical asset allocation process in response to volatile markets that impacted U.S. and Japan interest rates as well as foreign exchange rates

Drive global integration and collaboration with Aflac Japan	Improved coordination of our investment analysis and decision making between governing bodies in Aflac Japan and Aflac U.S.
Asset liability management	Initiated various investment analyses for improving the Asset-Liability Management process for existing and new insurance products

Leadership effectiveness	Led the build-out of the Global Investment Division and its strategic plan by ensuring clear communication of its goals to senior management, selecting senior investment leaders to implement
Development of risk management strategy
  Collaborated with the Enterprise Risk officer and executive management to evolve the risk function for independence and technical expertise to match the new investment initiatives

  Developed and integrated new risk guidelines and monitoring functions as part of the investment process

Confidence from Board of Directors
  Worked closely with an independent advisor to the Investment and Investment Risk Committee to ensure clear communication of investment activities, results and new investment strategies as they were designed

  Initiated educational sessions for the Investment and Investment Risk Committee designed to bring in outside experts to provide independent views of various investment initiatives including a currency and risk workshop

The performance measures are weighted for the NEOs and all other officer levels of the Company. The intent is to weight them according to how each position can and should influence their outcome.

The following table details these relative weightings for each of the NEOs for 2013:

	Weightings of Annual Incentive Metrics as a Percentage of Target Award
NEO	Corporate	U.S. Segment	Japan Segment	Global Investments	Total
Daniel P. Amos	52.4%	14.3%	33.3%	—	100%
Kriss Cloninger III	50%	17%	33%	—	100%
Paul S. Amos II	25%	54%	21%	—	100%
Tohru Tonoike	25%	—	75%	—	100%
Eric M. Kirsch	20%	6%	12%	62%	100%

Actual performance relative to MIP targets was determined after the end of the year and presented to the Compensation Committee for discussion and approval at its February 2014 meetings. The actual non-equity incentive plan payments to the NEOs are reflected in the 2013 Summary Compensation Table below in the column labeled Non-Equity Plan Compensation.

The incentive measures described above include statistical and non-GAAP financial measures as more fully described in this and the following paragraphs. Our corporate performance measure is based on operating earnings per diluted share, excluding the impact of foreign currency effect, and the achievement of risk-based capital ratios as determined on a statutory accounting basis. We define operating earnings per diluted share to be the profit derived from operations, inclusive of interest cash flows associated with notes payable, before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, divided by the weighted-average number of shares outstanding for the period plus a number of weighted-average shares to compensate for the dilutive effect of share-based awards. Because foreign exchange rates are outside of management’s control, operating earnings per diluted share growth is computed using the average yen/dollar exchange rate for the prior year, which eliminates fluctuations from currency rates that can magnify or suppress reported results in dollar terms. The RBC ratio quantifies insurance risk, business risk, asset risk and interest rate risk by weighing the types and mixtures of risks inherent in the Company’s operations. Aflac’s RBC ratio remains high at 786% and reflects a strong capital and surplus position.

For both the U.S. and Japanese segment, we use an industry measure referred to as the increase in total new annualized premiums on policies sold and incremental annual premiums on policies converted during the reporting period. For Aflac U.S., we use the percentage increase in premium income minus the percentage increase in controllable expenses. Controllable expenses are a component of total acquisition and operating expenses for the U.S. business segment. For Aflac Japan, we compare actual expenses against the budgeted operating expenses as a performance measure for the reporting period. For both segments we use the percentage increase in pretax operating earnings. We define pretax operating earnings on a segment basis to be the operating profit derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities as well as nonrecurring items. The percentage increase in pretax operating earnings for the Japan segment is also measured before expenses allocated from the U.S. and currency effect.

For Mr. Kirsch’s qualitative Global Investments metrics, the performance achievement was determined by applying the results of interviews with key executive officers and the Chairman of the Investment and Investment Risk Committee conducted by the Investment and Investment Risk Committee’s independent consultant. The Investment and Investment Risk Committee’s independent consultant compiled the interview scores, which were then used to calculate the performance achievement. Following this process and using a scale of 1 to 10 (with target being 5 and maximum being 10), the average achievement of the qualitative metrics was 6.63, which resulted in an achievement of 132.6% of target.

For 2014, Mr. Kirsch’s MIP metrics will further emphasize corporate and quantitative Global Investment objectives, while Global Investments qualitative measures will be reduced significantly as those metrics were focused on the initial development and implementation of the Global Investment strategy. The remaining qualitative measure will be based on succession planning to ensure that the critical function of Global Investments leadership is a focus.

The Compensation Committee has the discretion to adjust the MIP results related to performance measures if it deems that a class of MIP participants would be unduly penalized or rewarded due to the incomparability of the result to the performance measure as determined by the Compensation Committee. The Compensation Committee did not adjust the MIP results for 2013.

The following table reflects target, earned and paid percentages of salary for the non-equity incentive measures based on 2013 performance results for the NEOs:

	Percent of Base Salary
NEO	Target	Earned		Paid
Daniel P. Amos	210%	329%		329%
Kriss Cloninger III	150%	234%		234%
Paul S. Amos II(1)	120%	169%		169%
	125%	188%		188%
Tohru Tonoike	100%	178%	(2)	85%
Eric M. Kirsch	200%	248%		248%

(1)	As part of his expanded role beginning July 1, 2013, the target was increased from 120% to 125% and prorated for time in his new position.
(2)	Includes amounts accrued for a deferred retirement benefit for Mr. Tonoike as more fully described in the 2013 Summary Compensation Table and in the 2013 Nonqualified Deferred Compensation Table.

For additional information about the MIP, please refer to the 2013 Grants of Plan-Based Awards table below, which shows the threshold, target, and maximum award amounts payable under the MIP for 2013, and the 2013 Summary Compensation Table, which shows the actual amount of non-equity incentive plan compensation paid to our NEOs for 2013.

Long-term Equity Incentives

In 2013, LTI awards were provided in the form of stock options (for all officers, except the CEO), performance-based restricted stock (“PBRS”) (for executive officers including all NEOs), and time-based restricted stock (“TBRS”) (for officers other than executive officers). For 2013, the CEO’s long-term incentive award was made entirely in PBRS.

PBRS awards will be reduced or cancelled if management fails to maintain appropriate risk-based capital levels. In addition, in such case, the value of existing awards and other shares held by our executives likely will decline, providing strong economic incentive to manage capital and risk. Similarly, poor performance often results in negative share price performance. Options only provide value if our share price appreciates and the option vests.

LTI targets as a percent of base salary for the NEOs were as follows:

Target LTI
Named Executive Officer	(as Percent of Base Salary)
Daniel P. Amos (Chairman & CEO)	Performance-based
Kriss Cloninger III (President, CFO & Treasurer)	350%
Paul S. Amos II (President, Aflac)	250%
Tohru Tonoike (President & COO Aflac Japan)	250%
Eric M. Kirsch (EVP, Global Chief Investment Officer, Aflac)	250%

The targeted LTI mix for 2013 by officer group is as follows:

For PBRS awards that were granted in 2013, the performance period is January 1, 2013 through December 31, 2015. The sole performance measure for determining vesting for these awards is based on the achievement of specified RBC ratios as determined on a U.S. statutory accounting basis at each calendar year-end. This performance measure was selected because of the Company’s belief that capital adequacy is a significant concern for the financial markets and shareholder confidence.

	Minimum	Target	Maximum
	Goal	Goal	Goal
Risk-Based Capital Ratio	425%	475%	600%
Annual Credit	50%	100%	150%

For each calendar year, participants will earn a PBRS credit based on the RBC ratio achieved relative to the stated goals above. For performance between the minimum and target goal and between the target goal and maximum goal, a pro-rata calculation will be used to determine the percentage of credit achieved. The final three-year PBRS award percentage will be the arithmetic average of the PBRS credits earned in each of the individual three years comprising the performance period, provided however, that the PBRS award credit will not exceed 100%.

See the “Additional Metrics for 2014” section below for information about changes to PBRS awards for 2014.

ADDITIONAL METRICS FOR 2014

Management Incentive Plan

In addition to the corporate level performance measures previously discussed in the “Management Incentive Plan” section of this CD&A, we are including solvency margin ratio (“SMR”), associated with our regulatory reporting to the Financial Services Agency in Japan, as a fourth performance metric for senior officers for 2014. We have viewed maintaining a strong capital position as an important priority for years. From a corporate perspective, SMR is an equally important capital metric as RBC. By adding the SMR metric, we have included both the U.S. and Japan regulatory capital metrics as performance targets.

For NEOs, we are also adding net investment income as a corporate metric. This will emphasize that our investment objective to maximize the Company’s risk-adjusted performance subject to our liability profile and capital requirements is a key responsibility of each NEO.

Further, for Mr. Paul S. Amos II and Aflac Japan executive officers (including Mr. Tonoike), we have added an Aflac Japan business segment performance metric for the management of the corporate value enhancement project (“CVEP”) for 2014. Aflac Japan’s CVEP is a multi-year program that involves a major investment in our business systems and processes to strengthen our position as the leading provider of third sector products.

Tying incentive compensation to these metrics reflects the need for balanced performance outcomes to create optimal value for shareholders and policyholders.

Long-term Equity Incentives

As discussed above, for the past several years, we have viewed maintaining a strong capital position, as measured by our RBC ratio, to be a high priority. We believe we have a strong and stable RBC position as reported in our U.S. regulatory financial statements. We will continue to focus on maintaining a strong RBC ratio.

In addition to RBC levels, two additional performance measures for determining PBRS vesting have been added for 2014: SMR and OROE.

With the addition of SMR, we have included both the U.S. and Japan regulatory capital metrics, equally weighted, in our PBRS objectives.

We use OROE, which was also added in 2013 as a MIP performance metric for senior vice presidents and above, as part of our financial management process as this return metric measures our earnings relative to our capital as reported to our shareholders. The use of this metric allows our shareholders to evaluate our financial achievements relative to other organizations in terms of how effectively we are using capital to generate earnings. We believe this metric has a significant influence on the value our shareholders place on the Company.

We believe the capital measures (RBC and SMR) and operating return on equity (OROE) results are equally important to our shareholders. Accordingly, we have assigned equal weights to those two criteria to assess how well we have met our performance based financial objectives over the three year period beginning in 2014.

CEO COMPENSATION AND PAY-FOR-PERFORMANCE

The Compensation Committee is responsible for the review and determination of the CEO’s pay. Since 1997, the Compensation Committee has utilized a rigorous pay-for-performance approach that is directly linked to the Company’s comparative performance results to determine CEO compensation. To achieve this linkage, the Consultant annually calculates the Company’s percentile composite performance rank among the peer group of 17 major insurance companies previously identified in this CD&A, as it may be modified from time to time. Given that this performance assessment cannot be completed during the year in question (i.e., 2013) due to the timing of financial information becoming available, the Company’s relative performance and percentile ranking for the prior year (i.e., 2012) is used to set the CEO’s compensation. Thus, given this nuance, there is a one-year “timing lag” as current period compensation is based on prior year performance.

The following chart provides a summary of the Company’s relative performance and CEO compensation over the time period reflected in the Summary Compensation Table:

Summary of Aflac Incorporated CEO Pay and Relative Performance to Peer Group: 2010 to 2013

		Aflac Incorporated
	Composite	Relative	CEO Compensation	Percent Change in
Year	Score(2)	Performance Rank	(in thousands)	Compensation
2013	-----------------------------------To be determined -------------------------------------
2012	115	3	$13,846	+56.2%
2011	177	11	$8,867	-36.4%
2010(1)	79	2	$13,940	-5.5%

(1)	Aflac Incorporated's relative performance ranking for 2009 was 1 and CEO compensation was approximately $14.75 million.
(2)	See the financial performance ranking matrices in the “Long-term Equity Incentive Awards” section below.

The following describes in greater detail the process for determining our CEO’s compensation:

Timing and Key Features of the Program

Element	Key Decision Points/Evaluations	Timing of Payment/Grant
Base Salary*	Salary for year set in the preceding November	Paid during year
MIP	Parameters set in February of the performance year	Paid in cash in February of the following year after Committee’s review of performance
Two phases:
	Contingent PBRS grant made in February (equal to 60% of prior year’s total LTI grant date award value)	Contingent PBRS grant: February following year of relevant peer group performance
Long-term
Incentives	Final “true up” PBRS award (additional PBRS grant or reduction of contingent February PBRS grant) made after final prior year’s performance versus peers is approved	Final “true up” PBRS grant (additional PBRS grant or reduction of contingent February PBRS grant): August following year of relevant peer group performance

*     Details regarding the base salary determination are included in the section titled “Base Salary” of this CD&A.

Annual Incentive Award (MIP)

The CEO’s annual cash incentive award is based on the following metrics and weightings. Details regarding the metrics can be found in the section titled “Management Incentive Plan” of this CD&A.

	Weightings of Annual Incentive Metrics as a
	Percent of Target Award
		U.S.	Japan
NEO	Corporate	Segment	Segment	Total
Daniel P. Amos	52.4%	14.3%	33.3%	100%

As is the case with the other NEOs, parameters for each of the goals are established in February of each year and are prospective in nature (i.e., goals are set in February 2013 for 2013 performance). The MIP opportunity for the CEO is capped at 200% of his target opportunity.

Long-term Equity Incentive Awards

Contingent PBRS Grant: A contingent number of PBRS was awarded in February 2013 in an amount equal to 60% of the prior year’s total LTI award grant date fair value.

“True Up” PBRS Grant or Reduction: The performance assessment to determine the “true up” award (additional PBRS grant or reduction of contingent February PBRS grant) for 2013 compared the Company’s relative performance for 2012 to that of each of its 17 peers on the nine metrics shown below. Each metric is assigned a weighting, and the weighted composite performance score of each company is used to determine the final relative performance ranking.

Performance Metric	Weighting	Performance Metric	Weighting
Revenue Growth	1	Return on Average Equity	2
Net Income Growth	1	Return on Average Assets	2
Premium Income Growth	1	1-year Total Shareholder Return (2011 – 2012)	4
EPS Growth	1	3-year Total Shareholder Return (2009 – 2012)	4
Return on Revenues	2

As noted previously, given the performance-based approach to the “true up” grant or reduction, there is a one-year timing disconnect with respect to the year in which LTI awards are granted (2013) and the relative performance data (2012) due to the timing of financial information becoming available. Based on the 2013 assessment of relative performance, the Company ranked 3 out of 18 companies (17 peers plus the Company); the lower the total weighted composite score, the higher a company’s overall ranking (rankings on each metric are out of 18 companies):

2012 Financial Performance Ranking Matrix Aflac Incorporated Relative Ranking Among Peer Group

						Return	Return	1Yr	3Yr
		Net	Premium			on	on	Indexed	Indexed
	Revenue	Income	Income	EPS	Return on	Average	Average	TSR	TSR
Aflac	1-Year	1-Year	1-Year	1-Year	Revenues	Equity	Assets	(12/31/11-	(12/31/09-	Composite	Performance
Incorporated	Growth	Growth	Growth	Growth	2012	2012	2012	12/31/12)	12/31/12)	Score	Rank
Relative
Ranking	4	7	3	7	3	1	7	7	11	—	—
(out of 18
companies)
Weightings	1	1	1	1	2	2	2	4	4	—	—
Totals	4	7	3	7	6	2	14	28	44	115	3

The Company’s performance rank significantly improved compared to the prior year’s assessment of relative performance when the Company ranked 11 out of 18 companies:

2011 Financial Performance Ranking Matrix Aflac Incorporated Relative Ranking Among Peer Group

						Return	Return	1Yr	3Yr
		Net	Premium			on	on	Indexed	Indexed
	Revenue	Income	Income	EPS	Return on	Average	Average	TSR	TSR
Aflac	1-Year	1-Year	1-Year	1-Year	Revenues	Equity	Assets	(12/31/10-	(12/31/08-	Composite	Performance
Incorporated	Growth	Growth	Growth	Growth	2011	2011	2011	12/31/11)	12/31/11)	Score	Rank
Relative
Ranking	5	13	3	14	5	5	7	12	15	—	—
(out of 18
companies)
Weightings	1	1	1	1	2	2	2	4	4	—	—
Totals	5	13	3	14	10	10	14	48	60	177	11

The Company’s performance rank was more in line with the relative performance assessment two years ago when the Company ranked 2 out of 15 companies:

2010 Financial Performance Ranking Matrix Aflac Incorporated Relative Ranking Among Peer Group

			Net		Premium			Return on		3Yr Indexed
	Revenue	Net	Income	Premium	Income	EPS	Return on	Average	Return on	TSR
Aflac	1-Year	Income	1-Year	Income	1-Year	1-Year	Revenues	Equity	Average	(12/31/07-	Composite	Performance
Incorporated	Growth	2010	Growth	2010	Growth	Growth	2010	2010	Assets 2010	12/31/10)	Score	Rank
Relative
Ranking	5	4	5	6	2	5	3	2	7	6	—	—
(out of 15
companies)
Weightings	1	2	1	1	1	1	2	2	2	4	—	—
Totals	5	8	5	6	2	5	6	4	14	24	79	2

Determination of CEO Compensation

In conjunction with the relative performance assessment, CEO total compensation relative to the peer group is evaluated with the help of the Consultant. The highest and lowest paid peer group CEOs are removed from the data set to mitigate the effect of the outliers. Then, the Company’s relative performance percentile ranking (3 out of 18, or 88th percentile ranking) is applied to the remaining peer CEO compensation data to derive an implied total compensation amount for the Company’s CEO. This implied compensation level is used in determining the

“true up” grant or reduction to the February contingent LTI grant.

The following table illustrates the process for determining CEO total direct compensation (“TDC”) over the prior two years. TDC equals the sum of base salary, annual bonus paid, and grant-date fair value of LTI awards (contingent February grant plus the August award adjustment based on the Company’s relative performance against its peers for the prior year):

	Performance for FY2010		Performance for FY2011				Performance for FY2012
Element	Amounts	Comments	Amounts			Comments	Amounts	Comments
Base Salary	$1,378,400	Paid in 2010		$1,399,100		Paid in 2011	$1,441,100	Paid in 2012

MIP Award	$4,048,361	Paid in February		$4,385,479	*	Paid in February	$5,072,672	Paid in February
		2011 for 2010				2012 for 2011		2013 for 2012
		performance				performance		performance

LTI
Options	$2,770,924	Contingent grant		$0		Contingent grant	$0	Contingent grant
		in February 2011				in February 2012		in February
		at 60% of 2010				at 60% of 2011		2013 at 60% of
PBRS – Contingent	$2,770,924	grant value		$5,107,870		grant value	$1,849,295	2012 grant value
Grant

Adjustment for	$2,971,269	Option grant in	-$	2,025,711		Reduction in	$5,482,544	PBRS grant in
performance		August 2011				contingent grant		August 2013
		after 2010				from February		after 2012
		performance				2012 after 2011		performance
		was validated in				performance was		was validated in
		August 2011				validated in		August 2013
						August 2012
Total	$13,939,878			$8,866,738			$13,845,611
Change in total
compensation from
prior year				-36.4%			+56.2%

*       CEO voluntarily declined $745,530 of this earned amount

Overall, the CEO’s compensation program methodology described previously emphasizes the Company’s pay-for-performance philosophy. However, due to this rigorous pay-for-performance approach and timing issues related to publicly-available information for the peers, the amounts earned for each year are disclosed over two years.

A similar methodology will be used to determine pay for 2014:

	Performance for FY2013
Element	Amounts	Comments
Base Salary	$1,441,100	Paid in 2013

MIP Award	$4,741,942	Paid in February 2014 for 2013 performance
LTI
PBRS – Contingent Grant	$4,399,103	Contingent grant in February 2014 at 60% of 2013 grant value

Adjustment for performance	TBD	Adjustment to contingent grant from February 2014 after 2013
		performance is validated in August 2014
Total	TBD

Although the assessment of relative performance will not be validated until August of this year, we expect a decline in the Company’s performance ranking for 2013 based on preliminary results. Correspondingly, CEO compensation is expected to decline.

The following chart illustrates the directional relationship between Company performance, based on key performance metrics versus our peer group, and the total direct compensation (“TDC”) of our CEO from 2008 to 2013:

Aflac Incorporated CEO Pay vs. Performance Percentile Ranking: 2008 - 2013

*	TDC equals sum of base salary, annual bonus paid, and grant-date fair value of long-term incentives (contingent February grant and August “true up” grant or reduction based on relative performance for prior year)
**	Based on weighted relative performance ranking (vs. the Company’s peer group) across key metrics.

RETIREMENT, DEFERRAL, AND SAVINGS PLANS

The retirement, deferral and savings plans described below were established in order to provide competitive post-termination benefits for officers and employees of the Company, including the NEOs, in recognition of their long-term service and contributions to the Company.

Defined Benefit Pension Plans

As described further in “Pension Benefits” below, the Company maintains tax-qualified, noncontributory defined benefit pension plans covering substantially all U.S. and Japanese employees s, including the NEOs, who satisfy the eligibility requirements. The Company also maintains nonqualified supplemental retirement plans covering the NEOs.

Executive Deferred Compensation Plan

The U.S.-based NEOs, in addition to other U.S.-based eligible executives, are entitled to participate in the Executive Deferred Compensation Plan (“EDCP”). Mr. Daniel P. Amos is the only U.S.-based NEO currently participating in this plan. As more fully described under “Nonqualified Deferred Compensation,” Mr. Tonoike does not participate in the U.S.-based plan, but per his employment agreement defers a portion of his bonus until his retirement. The EDCP is discussed in more detail below under “Nonqualified Deferred Compensation.”

401(k) Savings and Profit Sharing Plan

The Company maintains a tax qualified 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”) in which all U.S.-based employees, including the U.S.-based NEOs, are eligible to participate under the same terms. The Company will match 50% of the first 6% of eligible compensation that is contributed to the 401(k) Plan.

Employee contributions made to the 401(k) Plan are 100% vested. Employees vest in employer contributions at the rate of 20% for each year of service the employee completes. After five years of service, employees are fully vested in all employer contributions.

Other Benefits

The Company maintains medical and dental insurance, group life insurance, accidental death insurance, cancer insurance, and disability insurance programs for all of its employees, as well as paid time off, leave of absence, and other similar policies. The NEOs and other officers are eligible to participate in these programs along with, and on the same basis as, the Company’s other salaried employees. The NEOs, other officers, and senior managers are also eligible to participate in an executive restoration long-term disability insurance program providing income replacement based on salary and target bonus, which is not available to the Company’s other salaried employees.

In addition, the NEOs are eligible to receive reimbursement for medical examination expenses. For security and time management reasons, certain of the Company’s officers occasionally travel on corporate aircraft for business and personal purposes. Personal travel on corporate aircraft and security services are provided where considered by the Board of Directors to be in the best interest of the Company and its business objectives.

ADDITIONAL EXECUTIVE COMPENSATION PRACTICES AND PROCEDURES

Equity Granting Policies

A February meeting of the Compensation Committee is held approximately one to two weeks after the Company’s fiscal year results are released to the public. As a general practice, the Company makes the majority of its equity grants on the date the Board of Directors meets in February, and has done so since 2002. The Company has never engaged in “backdating” of options. Based on recommendations developed by the CEO and CFO with input from the Consultant, stock options, PBRS and TBRS awards are submitted to the Compensation Committee for approval at its February meeting. Option grants are awarded on the date of the meeting, and have a per share exercise price set at the closing price on the date of grant.

The Company may periodically make additional equity grants during the course of the year. However, it is the Company’s policy not to make any equity grants in advance of material news releases. As detailed previously in the section labeled “CEO Compensation and Pay-for-Performance,” it has also been the Company’s practice to adjust the amount of equity compensation granted to the CEO in August based on the Company’s performance relative to peers in the prior year. This grant, if any, is issued on the date of the relevant Committee meeting.

Stock Ownership Guidelines; Hedging and Pledging Restrictions

The Company believes that the executive officers and Board members should have a significant equity interest in the Company. The Board first established stock ownership guidelines for officers and Board members in 1998. In November 2012, the Board amended the stock ownership guidelines, which define stock ownership value as a multiple of base salary, and set the levels as follows:

Guideline (Multiple of
Officer Level	Base Salary)
Chairman, CEO, &	5.0x
President
President of Aflac	5.0x
Executive Vice	3.0x
President
All other Executive	3.0x
Officers

Officers have four years from date of hire or promotion to satisfy their respective stock ownership guidelines. Non-employee Directors must own four times the annual retainer and have five years from the date first elected to the Board to satisfy these guidelines. Ownership includes all shares held by the officer or Board member and their spouse as well as tenure-based, unvested restricted shares. Shares pledged as collateral for a margin account or other loan, performance-based restricted shares, and stock options (vested or unvested) do not count toward these stock ownership guidelines.

Each of the Company’s NEOs has stock ownership that exceeds ownership guidelines or is working toward meeting respective ownership guidelines within the allowed four-year time frame. Progress toward meeting the guidelines is reviewed regularly and reported to the Board.

The Company's insider trading policy prohibits our officers and other covered persons from selling our Common Stock “short,” engaging in option trading (puts, calls, or other derivative securities) relating to our Common Stock, entering into a 10b5-1 plan (unless approved by the Compensation Committee) or hedging. In addition, at its February 2013 meeting, the Board adopted a policy prohibiting future pledging of the Company’s stock by executive officers and Board members. All other covered persons under the Company's insider trading policy must pre-clear with the policy’s compliance officer before pledging Company stock as collateral for a margin account or other loan.

Employment Agreements

The Company has employment agreements with the NEOs and certain other executives in key roles. The agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement, and termination for cause or without cause; and resignation by the employee. Some agreements also contain termination and related pay provisions in the event of a change in control. For the applicable change-in-control provisions in the employment agreements to apply, there must be both (i) a change in control and (ii) a termination by the Company without cause or a resignation by the executive for good reason. This is commonly referenced as a “double trigger” requirement. Further, the contracts stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information.

The payments that may be made under each NEO’s employment agreement upon termination of employment under specified circumstances are described in more detail below under “Potential Payments Upon Termination or Change in Control.”

In the case of Mr. Tonoike’s employment agreement, the Company has a unique retirement obligation. For the years 2007 through 2014, the Company is obligated to provide for a special retirement benefit equal to one-half of his MIP increased by 10%. This amount is payable upon termination as a lump sum retirement benefit and the annual accrual for this obligation has been included in the non-equity incentive plan compensation column of the Summary Compensation Table and in the Nonqualified Deferred Compensation Table.

Change-in-Control (“CIC”) Policy and Severance Agreements

The Company has no formal change in control or severance policy. However, as noted above, individual employment agreements generally have provisions related to both CIC and severance. These agreements provide no excise tax gross-ups.

Compensation Recovery (“Clawback”) Policy

The Company has a “Clawback” policy that allows it to review any adjustment or restatement of performance measures and make a determination if adjustments or recoveries of non-equity incentives are necessary. If it is deemed that adjustments or recoveries of non-equity incentives are appropriate, the Compensation Committee is charged with determining the amount of recovery and the proper officer group subject to any potential adjustments or recovery.

Certain Tax Implications of Executive Compensation (IRC Section 162(m))

In connection with making decisions on executive compensation, the Compensation Committee takes into consideration the provisions of IRC Section 162(m), which limits the deductibility by the Company for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. It is the Company’s policy to maximize the effectiveness of our compensation programs while also taking into consideration the requirements of Section 162(m). In that regard, the

Company intends to maintain the flexibility to take actions that it deems to be in the best interests of the Company and its shareholders. Accordingly, although the Company intends to preserve the deductibility of annual compensation to the extent consistent with the intent and spirit of our overall compensation policy, it reserves the authority to award non-deductible compensation as it deems appropriate.

Accounting and Other Tax Implications of Executive Compensation

The Company has considered the accounting and other tax implications of all aspects of the compensation program for its employees, including the NEOs and other officers. While accounting and other tax considerations do not dictate compensation decisions, the compensation program is designed to achieve the most favorable accounting and other tax treatment consistent with the intent and spirit of the compensation plan design.

Long-term Incentive Fair Value Determinations

A challenging issue for publicly traded companies is how to value long-term incentive awards for grant purposes. Like many companies, we target and express such awards as a percent of salary. We also seek to balance the value of stock options with those of PBRS awarded to executive officers and to balance the value of stock options with those of TBRS awarded to other award recipients. Of particular concern to the Company is how to calculate the value of a stock option.

The predominant valuation model used to value stock options is the Black-Scholes-Merton valuation model. This model considers various assumptions for duration prior to exercise, risk-free interest rate, stock volatility and employment termination rates. We segregate groups of option holders within the model by exercise patterns to better estimate the value of an option. For example, NEOs and executive officers typically hold their options much longer before exercising them than do non-officer employees.

However, this value changes each year in direct relation to fluctuations in the current market value of the Company’s Common Stock and changes in pricing assumptions. Therefore, when the share price goes up, so do the option grants’ fair value and their strike price, and the number of awarded shares equal to a designated dollar value would decrease. Conversely, if the share price goes down, both the option’s fair value and its strike price go down, and the number of awarded shares would increase. This result seems counterintuitive from a pay-for-performance perspective in that a lower stock price would lead to more options being granted at a lower price and a higher stock price would lead to fewer options being granted at a higher price.

Our solution, for grant purposes only, is to stabilize the deemed present value of a stock option for a three-year period. We think the use of such a value is more in line with creating long-term shareholder value and pay-for-performance, and allows us to better manage our burn rate (number of shares granted each year divided by the number of Common Stock outstanding) and budget the number of awarded shares over the life of the share authorization approved by shareholders.

For grants made in the three-year period of 2013 to 2015, our deemed fair value of a stock option is $13.73, and for grants made in the three-year period of 2010 to 2012, our deemed fair value of a stock option was $18.14. However, the actual per share exercise price under each option in any event is the closing price of a common share on the day it is granted.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding CD&A with management and, based on that review and discussion, has recommended to the Board of Directors to include the CD&A in this Proxy Statement.

Compensation Committee

Robert B. Johnson, Chairman
Douglas W. Johnson
David Gary Thompson

2013 SUMMARY COMPENSATION TABLE

The following table provides information concerning total compensation earned or paid to our CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers at the end of 2013. These five officers are referred to as our NEOs in this Proxy Statement.

							Change in
							Pension Value
							and
						Non-equity	Nonqualified
						Incentive	Deferred			Total Without
				Stock	Option	Plan	Compensation	All Other		Change in
Name and		Salary(2)	Bonus	Awards(3)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total(7)	Pension Value*
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)	($)
Daniel P. Amos	2013	1,441,100	—	10,844,642	—	4,741,942	1,318,080	236,291	18,582,055	17,263,975
Chairman and CEO	2012	1,441,100	—	4,458,439	—	5,072,672	2,593,387	252,764	13,818,362	11,224,975
	2011	1,399,100	—	3,755,510	5,180,415	3,639,949	432,122	220,784	14,627,880	14,195,758
Kriss Cloninger III	2013	951,600	—	2,544,300	665,225	2,223,794	—	144,800	6,529,719	6,529,719
President, CFO, and	2012	923,800	—	2,495,984	877,116	2,424,052	5,746,619	90,638	12,558,209	6,811,590
Treasurer	2011	896,800	—	1,870,170	1,579,712	1,736,407	1,613,096	109,062	7,805,247	6,192,151
Paul S. Amos II	2013	633,000	—	1,118,700	366,948	1,135,045	722,562	169,778	4,146,033	3,423,471
President, Aflac	2012	583,953	—	1,097,456	376,120	1,026,590	625,768	136,295	3,846,182	3,220,414
	2011	522,800	—	738,225	533,006	1,034,100	743,755	41,964	3,613,850	2,870,095
Tohru Tonoike (1)	2013	663,318	100,912	1,118,700	287,433	1,182,218	—	179,655	3,532,236	3,532,236
President and	2012	786,869	—	1,097,456	376,120	1,500,401	—	224,896	3,985,742	3,985,742
COO Aflac Japan	2011	771,969	20,000	738,225	533,006	1,250,300	—	187,504	3,501,004	3,501,004
Eric M. Kirsch	2013	566,500	—	1,118,700	287,433	1,402,122	40,059	14,959	3,429,773	3,389,714
Executive Vice President, Global	2012	550,000	—	—	—	1,553,200	—	16,125	2,119,325	2,119,325
Chief Investment Officer, Aflac	2011	91,667	—	—	1,000,005	183,334	—	420	1,275,426	1,275,426

*

This additional column has been included to show total compensation minus the change in pension value in order to show the effect that the year-over-year change in pension value had on total compensation as determined under applicable SEC rules. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The amounts reported in the Total Without Change in Pension Value column differ from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. The change in pension value is subject to many external variables that are not related to the Company’s performance.

(1)

Includes payments made to Mr. Tonoike in yen for salary, non-equity incentive plan compensation and perquisites; all are converted to dollars by dividing the actual yen denominated payments by the 2013 weighted average exchange rate of 97.54 yen to the dollar.

(2)	Includes $441,100 deferred for Mr. Daniel P. Amos. This amount has been included in the 2013 Nonqualified Deferred Compensation table below.

(3)

In accordance with the SEC's reporting requirements, we report all equity awards at their full grant date fair value in accordance with ASC 718. The Company's valuation assumptions are described in Note 12 “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Form 10-K filed with the SEC for the year ended December 31, 2013. See page 51 for a more detailed discussion of our outstanding equity grants compared to current fair market value.

As discussed in the "Determination of CEO Compensation” section of the CD&A, the Compensation Committee reduced the contingent February 2012 PBRS grant for Daniel P. Amos by 60,343 shares in August of 2012 after the 2011 performance of the Company was validated. The remaining 91,813 shares had a grant date fair market value of $4,458,439.

(4)

For the year 2011, as approved by the Compensation Committee, our CEO and CFO elected to forgo $745,530 and $355,649, respectively, of the MIP amounts otherwise payable to them. The amount reported in this column for Mr. Tonoike has two components. Mr. Tonoike’s earned bonus is paid one-half in cash and the other half is increased by 10% and deferred until his retirement date. The total amount has been included in the Summary Compensation Table and the deferred amount, including the 10% addition, has been included in the 2013 Nonqualified Deferred Compensation table below.

(5)

No amount in this column is attributable to above market earnings on deferred compensation. The aggregate change in the actuarial present value of the accumulated benefit obligation of the defined benefit pension plan and Supplemental Executive Retirement Plan for Mr. Cloninger was a decrease of $769,554. See the “Pension Benefits” section and the accompanying table below beginning on page 54 for a more detailed discussion of the retirement plans.

(6)	Additional information regarding all other compensation is provided in the “All Other Compensation” or “Perquisites” tables detailed below.
(7)

Base salary is typically the smallest component of total compensation for the NEOs as the majority of their total compensation is based on performance awards on a cash and equity basis. Base salaries (including deferrals) as a percent of total compensation for Messrs. Daniel P. Amos, Cloninger, Paul S. Amos II, Tonoike, and Kirsch for 2013 were approximately 8%, 15%, 15%, 19%, and 17%, respectively.

2013 ALL OTHER COMPENSATION

The following table identifies the amount of each item included for 2013 in the All Other Compensation column in the 2013 Summary Compensation Table above.

	Perquisites			Renewal
	and Other		Company	Commissions
	Personal	Insurance	Contribution	from
	Benefits(1)	Premiums(2)	to 401(k) Plan	Previous Job(3)	Total
Name	($)	($)	($)	($)	($)
Daniel P. Amos	223,122	5,519	7,650	—	236,291
Kriss Cloninger III	131,754	5,396	7,650	—	144,800
Paul S. Amos II	135,808	4,431	7,650	21,889	169,778
Tohru Tonoike	178,430	1,225	—	—	179,655
Eric M. Kirsch	2,595	4,714	7,650	—	14,959

(1)	Perquisites are more fully described in the Perquisites table below.
(2)	This represents executive restoration long-term disability insurance program premiums.
(3)	Amounts are for earned renewal sales commissions before expenses on Aflac U.S. products sold before the NEO became an Aflac employee.

2013 PERQUISITES

The following table identifies the incremental cost to the Company of each perquisite included for 2013 in the All Other Compensation table above.

					Total Perquisites
					and Other
	Personal Use of	Security			Personal
	Company Aircraft(1)	Services(2)	Transportation(3)	Other(4)	Benefits(5)
Name	($)	($)	($)	($)	($)
Daniel P. Amos	17,697	205,425	—	—	223,122
Kriss Cloninger III	114,426	8,718	3,363	5,247	131,754
Paul S. Amos II	94,518	36,841	4,449	—	135,808
Tohru Tonoike(6)	—	1,509	174,768	2,153	178,430
Eric M. Kirsch	—	—	—	2,595	2,595

(1)	Incremental cost for the personal use of corporate aircraft is the calculated standard hourly cost rate based upon actual operating expenses for corporate aircraft, including fuel costs, airport fees, catering, in-flight phone, and crew travel expenses. This rate is recalculated annually. The personal use of corporate aircraft has been authorized by the Company’s Board of Directors for security reasons and to maximize the effectiveness of the executives’ time. Included in the amount reported for Mr. Cloninger is $16,088 for attending outside Board of Directors meetings for a board on which he serves.

(2)	Incremental costs for security services include the salaries and benefits of security officers and the actual costs of any security equipment, monitoring and maintenance fees.

(3)	Amounts included in the Transportation column for Messrs. Cloninger and Paul S. Amos II are charges for the use of Company automobile transportation. The amount included in the Transportation column for Mr. Tonoike includes the cash cost to the Company for the use of a leased car, driver compensation and related expenses.

(4)	Amounts included in the Other column for Messrs. Cloninger and Kirsch are overseas allowances. Mr. Cloninger also incurred expenses for guest travel. The amount included in the Other column for Mr. Tonoike is for tax consulting expenses.

(5)	The Company did not gross up for tax purposes any of the perquisites described in this table.

(6)	The amounts reported for Mr. Tonoike for Security Services, Transportation, and Other were paid in yen and converted to dollars by dividing the yen payment by the average 2013 exchange rate of 97.54 yen to the dollar.

2013 GRANTS OF PLAN-BASED AWARDS

The following table provides information with respect to the 2013 grants of plan-based awards for the NEOs.

								All other		Grant
								Option		Date
					Estimated Future			Awards:	Exercise	Fair Value
		Estimated Possible Payouts				Payouts		Number of	or Base	of Stock
		Under Non-Equity			Under Equity			Securities	Price of	and
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)
	2/12/2013	—	—	—	23,256	46,511	46,511	—	—	2,302,295
Daniel P. Amos	8/13/2013	—	—	—	68,946	137,891	137,891	—	—	8,542,347
	N/A	1,513,155	3,026,310	6,052,620	—	—	—	—	—	—
	2/12/2013	—	—	—	25,700	51,400	51,400	—	—	2,544,300
Kriss Cloninger III	2/12/2013	—	—	—	—	—	—	47,950	49.50	665,225
	N/A	713,700	1,427,400	2,854,800	—	—	—	—	—	—
	2/12/2013	—	—	—	11,300	22,600	22,600	—	—	1,118,700
Paul S. Amos II	2/12/2013	—	—	—	—	—	—	21,100	49.50	287,433
	9/30/2013	—	—	—	—	—	—	4,661	61.99	79,515
	N/A	388,025	776,050	1,552,100	—	—	—	—	—	—
	2/12/2013	—	—	—	11,300	22,600	22,600	—	—	1,118,700
Tohru Tonoike	2/12/2013	—	—	—	—	—	—	21,100	49.50	287,433
	N/A	331,659	663,318	1,326,636	—	—	—	—	—	—
	2/12/2013	—	—	—	11,300	22,600	22,600	—	—	1,118,700
Eric M. Kirsch	2/12/2013	—	—	—	—	—	—	21,100	49.50	287,433
	N/A	566,500	1,133,000	1,699,500	—	—	—	—	—	—

(1)	The amounts shown in Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the payout levels for the NEOs under the Company’s MIP, based on the achievement of certain performance goals approved by the Compensation Committee. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid for each performance goal. Base salary is typically the smallest component of total compensation for the NEOs, as the majority of their total compensation is based on performance awards on a cash and equity basis.
(2)	The amounts shown under Estimated Future Payouts Under Equity Incentive Plan Awards reflect the number of PBRS, which incorporate restrictions that will lapse upon the attainment of performance goals as set by the Compensation Committee. Awards vest on the third anniversary of the award, based on the attainment of the three-year cumulative target performance goal for RBC ratios of Aflac. Each year a credit will be earned with a minimum of 50% and maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year with a maximum payout not to exceed 100%. All NEOs possess the same rights as all other holders of Common Stock in respect of the shares underlying the PBRS, including all incidents of ownership with respect to the shares (exclusive of the right to transfer the shares while they remain subject to forfeiture) and the right to vote such shares. The dividends accrued on the award shares will be reinvested in the Common Stock at the same dividend rate as other holders of Common Stock and held as additional restricted shares in the book entry account subject to the same terms and conditions attributable to the original grant, until such time as all restrictions have lapsed on the shares of Common Stock with respect to which the dividend was accrued.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides certain information with respect to the equity awards outstanding at the 2013 fiscal year-end for the NEOs.

	Option Awards					Stock Awards
							Equity Incentive Plan Awards:
							Number of	Market or Payout
							Unearned Shares,	Value of Unearned
		Number of Securities					Units or	Shares,
		Underlying		Option		Stock	Other Rights	Units or Other
	Option	Unexercised Options		Exercise	Option	Award	That Have	Rights That Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Grant	Not Vested(1)	Not Vested(2)
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)
	2/08/05	143,169		38.750	2/08/15
	8/09/05	289,405		43.665	8/09/15
	2/14/06	172,723		47.250	2/14/16
	8/08/06	209,527		43.070	8/08/16
	2/13/07	160,387		47.840	2/13/17
	8/14/07	107,707		52.590	8/14/17
	2/12/08	128,541		61.810	2/12/18
	8/12/08	261,952		55.720	8/12/18
Daniel P.	2/10/09	155,712		22.130	2/10/19
Amos	8/11/09	324,915		40.230	8/11/19
	2/09/10	146,386		47.060	2/09/20
	8/10/10	216,402		50.890	8/10/20
	2/08/11	152,752		57.900	2/08/21
						2/08/11	70,323	4,697,576
	8/09/11	163,797		39.610	8/09/21
						2/14/12	96,883	6,471,784
						2/12/13	47,675	3,184,690
						8/13/13	139,487	9,317,732
	2/14/06	80,000		47.250	2/14/16
	2/13/07	95,000		47.840	2/13/17
	2/12/08	104,000		61.810	2/12/18
	2/09/10	95,000		47.060	2/09/20
Kriss	2/08/11	80,750		57.900	2/08/21
Cloninger III						2/08/11	35,019	2,339,269
	2/14/12	47,950		48.560	2/14/22
						2/14/12	54,238	3,623,098
	2/12/13		47,950	49.500	2/12/23
						2/12/13	52,687	3,519,492

	Option Awards					Stock Awards
							Equity Incentive Plan Awards:
							Number of	Market or Payout
							Unearned Shares,	Value of Unearned
		Number of Securities					Units or	Shares,
		Underlying		Option		Stock	Other Rights	Units or Other
	Option	Unexercised Options		Exercise	Option	Award	That Have Not	Rights That Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Grant	Vested (1)	Not Vested (2)
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)
	2/08/05	40,000		38.750	2/08/15
	2/14/06	25,000		47.250	2/14/16
	2/13/07	25,000		47.840	2/13/17
	2/12/08	38,000		61.810	2/12/18
	2/10/09	46,000		22.130	2/10/19
	2/09/10	33,000		47.060	2/09/20
Paul S. Amos II	2/08/11		28,050	57.900	2/08/21
						2/08/11	13,823	923,376
	2/14/12		21,100	48.560	2/14/22
						2/14/12	23,848	1,593,046
	2/12/13		21,100	49.500	2/12/23
						2/12/13	23,166	1,547,489
	9/30/13		4,661	61.990	9/30/23
	2/13/07	25,000		47.840	2/13/17
	2/12/08	40,000		61.810	2/12/18
	2/09/10	33,000		47.060	2/09/20
	2/08/11		28,050	57.900	2/08/21
Tohru Tonoike						2/08/11	13,823	923,376
	2/14/12		21,100	48.560	2/14/22
						2/14/12	23,848	1,593,046
	2/12/13		21,100	49.500	2/12/23
						2/12/13	23,166	1,547,489
	11/08/11		65,627	46.430	11/08/21
Eric M. Kirsch	2/12/13		21,100	49.500	2/12/23
						2/12/13	23,166	1,547,489

(1)	Includes dividend shares accumulated as of December 31, 2013 for PBRS awards granted as follows: awards granted on February 8, 2011, February 14, 2012, February 12, 2013, and August 13, 2013, respectively, of 5,461, 5,070, 1,164, and 1,596 shares for Daniel P. Amos; awards granted on February 8, 2011, February 14, 2012, and February 12, 2013, respectively, of 2,719, 2,838, and 1,287 shares for Mr. Cloninger; 1,073, 1,248, and 566 for Paul S. Amos II; 1,073, 1,248, and 566 for Mr. Tonoike; and awards granted on February 12, 2013 of 566 shares for Mr. Kirsch.

(2)	Based on the per share closing price of our Common Stock of $66.80 as of December 31, 2013.

Grant Date	Option Vesting Schedule
02/08/11	100% vesting on the third anniversary of the option for Messrs. Paul S. Amos II and Tonoike
11/08/11	100% vesting on the third anniversary of the option for Mr. Kirsch
02/14/12	100% vesting on the third anniversary of the option for Messrs. Paul S. Amos II and Tonoike
02/12/13	100% vesting on the first anniversary of the option for Mr. Cloninger
100% vesting on the third anniversary of the option for Messrs. Paul S. Amos II, Tonoike, and Kirsch
09/30/13	100% vesting on the third anniversary of the option for Mr. Paul S. Amos II

Stock Award
Grant Date	Stock Award Vesting Schedule
02/08/11, 02/14/12, 02/12/13 and 08/13/2013

Graded vesting on the third anniversary of the award based on the attainment of the cumulative target performance goal for risk-based capital ratios of Aflac for three consecutive calendar years beginning with the year of grant. Each year a credit will be earned with a minimum of 50% and a maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year, but with a maximum payout of 100%.

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to options exercised and stock awards vested during 2013 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Daniel P. Amos	477,231	11,537,205	78,637	3,892,552
Kriss Cloninger III	110,000	2,257,785	41,141	2,036,470
Paul S. Amos II	—	—	16,240	803,870
Tohru Tonoike	50,000	2,233,673	16,240	803,870
Eric M. Kirsch	—	—	—	—

PENSION BENEFITS

The Company maintains tax-qualified, noncontributory defined benefit pension plans that cover the NEOs other than Mr. Tonoike, and it also maintains nonqualified supplemental retirement plans covering the NEOs other than Messrs. Kirsch and Tonoike, as described below. Mr. Tonoike participates in a deferred compensation plan maintained in Japan specific to the terms of his employment agreement. The Company does not credit extra years of service under any of its retirement plans, unless required by employment agreements upon certain termination events, such as termination following a change in control or termination without cause. Messrs. Daniel P. Amos and Cloninger are eligible to receive immediate retirement benefits. For Mr. Daniel P. Amos, retirement benefits fall under the provisions of the U.S. tax-qualified plan and the Retirement Plan for Senior Officers, and for Messrs. Cloninger and Paul S. Amos II retirement benefits fall under the U.S. tax-qualified plan and the Supplemental Executive Retirement Plan. For Mr. Kirsch, retirement benefits fall under the U.S. tax-qualified plan.

Qualified Defined Benefit Pension Plan

The Aflac Incorporated Defined Benefit Pension Plan (“Plan”) is a funded tax-qualified retirement program that covers all eligible U.S.-based employees. Benefits under the Plan are calculated in accordance with the following formula: 1% of average final monthly compensation multiplied by years of credited service (not in excess of 25 years), plus .5% of average final monthly compensation multiplied by the number of years of credited service in excess of 25 years. For purposes of the Plan, final average monthly compensation is deemed to be the participant’s highest average compensation during any five consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation means salary and non-equity incentive plan compensation. Participants are eligible to receive full retirement benefits upon attaining a retirement age of 65. A participant also becomes eligible for full retirement benefits when the participant’s years of credited service plus attained age equals or exceeds 80. Participants with at least 15 years of credited service are eligible to receive reduced retirement benefits upon reaching an early retirement age of 55. Effective October 1, 2013, the U.S. tax-qualified plan was frozen to new employees hired on or after October

1, 2013 and to employees rehired on or after October 1, 2013. During the fourth quarter of 2013, active participants in the U.S. defined benefit plan were given the option to exit the benefit plan and receive a non-elective 401(k) matching contribution.

The benefits payable under the Plan are not subject to adjustment for Social Security benefits or other offsets. The benefits are paid monthly over the life of the participant, with joint and survivor options available at actuarially reduced rates. The maximum annual retirement benefit was limited, in accordance with IRC Section 415, to $205,000 for 2013. The maximum annual compensation that may be taken into account in the calculation of retirement benefits was limited, in accordance with IRC Section 401(a)(17), to $255,000 for 2013. These limitation amounts for future years will be indexed for cost-of-living adjustments.

Benefits under the Japanese retirement plan are based on a point system. Eligible employees accumulate points over their respective service periods based on job grades. At retirement, the total points accumulated are multiplied by a unit price per point of 8,500 yen and then adjusted for years of service with the Company.

Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (“SERP”) is an unfunded and unsecured obligation of the Company and is not a tax-qualified plan. The SERP provides retirement benefits to certain officers of the Company in addition to those provided by the qualified Plan. Messrs. Cloninger and Paul S. Amos II participate in the Company’s SERP. Participation in the SERP is limited to certain key employees of the Company as periodically designated by the Compensation Committee. To be eligible for benefits under the SERP, participants generally must be employed with the Company or a subsidiary at age 55. To be eligible to receive benefits under the SERP, participants who began participating in the SERP after August 11, 1992, also must complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least five years.

The SERP includes a four-tiered benefit formula that provides for a benefit based on final compensation earned (base salary and non-equity incentive plan compensation earned for a calendar year). The annual benefit is based on the final compensation earned: 40% upon retirement between the ages of 55 and 59, a 50% benefit upon retirement between the ages of 60 and 64, and a 60% benefit upon retirement for ages 65 and over. A reduced 30% benefit is available to participants with at least 15 years of service who terminate employment prior to age 55.

Benefits are generally payable in the form of an annuity for the life of the participant. The participant may elect to receive reduced benefits during his or her lifetime. In that case, after his or her death, the surviving spouse will receive a benefit equal to 50% of the amount paid to the participant. The benefit formula computes benefits using the average annual compensation for the three consecutive calendar years out of the final 10 consecutive calendar years of employment that yield the highest average. Benefits under the SERP are subject to offset for amounts paid under the qualified Plan.

Retirement Plan for Senior Officers

The CEO participates in the Retirement Plan for Senior Officers (“RPSO”). Participants in the RPSO receive full compensation for the first 12 months after retirement. Thereafter, a participant may elect to receive annual lifetime retirement benefits equal to 60% of final compensation, or 54% of such compensation with 50% of such amount to be paid to a surviving spouse for a specified period after death of the participant. Final compensation is deemed to be the higher of either the compensation paid during the last 12 months of active employment with the Company or the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus non-equity incentive award earned.

Generally, no benefits are payable until the participant accumulates 10 years of credited service at age 60, or 20 years of credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service. The CEO is currently the only active employee participating in the RPSO, and he has 40 years of credited service, meaning he is fully vested for retirement benefits. The RPSO was frozen for participation purposes on January 1, 2009, such that no new participants will be added to the RPSO.

All benefits under the RPSO are subject to annual cost-of-living increases as approved by the Compensation Committee. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the RPSO are not subject to Social Security or qualified Plan offsets.

2013 PENSION BENEFITS

The following table provides certain information the Company’s pension benefits at December 31, 2013 and for the year then ended.

		Number
		of Years	Present Value	Change	Payments
		Credited	of Accumulated	from Prior	During Last
		Service	Benefit*	Year	Fiscal Year
Name	Plan Name	(#)	($)	($)	($)
Daniel P. Amos	Retirement Plan for Senior Officers	40	54,371,722	1,353,451	—
	Aflac Incorporated Defined Benefit Pension Plan	40	1,059,178	(35,371)	—
Kriss Cloninger III	Supplemental Executive Retirement Plan	22	20,147,640	(769,230)	—
	Aflac Incorporated Defined Benefit Pension Plan	22	634,902	(324)	—
Paul S. Amos II	Supplemental Executive Retirement Plan	9	3,204,440	714,164	—
	Aflac Incorporated Defined Benefit Pension Plan	9	155,471	8,398	—
Tohru Tonoike	Aflac Japan Defined Benefit Pension Plan	7	—	—	—
Eric Kirsch	Aflac Incorporated Defined Benefit Pension Plan	2	40,059	40,059	—

*	Assumed retirement age for all calculations was the earliest retirement age for unreduced benefits. Assumptions used to calculate pension benefits are more fully described in Note 14, “Benefit Plans,” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013.

NONQUALIFIED DEFERRED COMPENSATION

The following 2013 Nonqualified Deferred Compensation table shows, for Mr. Daniel P. Amos, Company contributions to and earnings and account balances under the Aflac Incorporated Executive Deferred Compensation Plan (“EDCP”), an unfunded, unsecured deferred compensation plan. The table also includes the amount contributed and the year-end accrued balance in dollars for a deferred retirement obligation for Mr. Tonoike. Mr. Tonoike does not participate in the EDCP but the Company is obligated to accrue a deferred retirement benefit under the terms of his employment agreement.

2013 NONQUALIFIED DEFERRED COMPENSATION

Aggregate
		Registrant	Earnings		Aggregate
	Executive	Contributions	(Loss)	Aggregate	Balance at
	Contributions in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year(1)	Fiscal Year(2)	Distributions	Year-End
Name	($)	($)	($)	($)	($)
Daniel P. Amos	—	441,100	724,867	—	4,263,514
Kriss Cloninger III	—	—	—	—	—
Paul S. Amos II	—	—	—	—	—
Tohru Tonoike	—	619,257	—	—	3,475,645
Eric M. Kirsch	—	—	—	—	—

(1)	The $441,100 deferred for Mr. Daniel P. Amos has been included in the Summary Compensation Table for the current year. Additionally, previous years' deferrals included in the Aggregate Balance column were reported as compensation in prior periods. The amount reported for Mr. Tonoike has been included in the non-equity incentive plan column in the Summary Compensation Table. This amount represents one half of Mr. Tonoike's MIP increased by 10% and is payable as a lump sum upon retirement.
(2)	The Company does not pay or credit above market earnings on amounts deferred by executives.

The EDCP allows certain U.S.-based officers, including the NEOs other than Mr. Tonoike (the “Participants”), to defer up to 75% of their base salaries and up to 100% of their annual non-equity incentive awards. The Company may make discretionary matching or other discretionary contributions in such amounts, if any, that the Compensation Committee may determine from year to year.

The EDCP is subject to the requirements of Section 409A of the IRC. The Company amended the EDCP document to conform to Section 409A’s requirements in December 2009. Deferred amounts earned and vested prior to 2005 (“grandfathered” amounts) under the EDCP are not subject to Section 409A’s requirements and continue to be governed generally under the terms of the EDCP and the tax laws in effect before January 1, 2005, as applicable.

In addition to amounts that Mr. Daniel P. Amos elected to defer and amounts of discretionary contributions the Company credited to his account, the amounts in the Aggregate Balance column include investment earnings (and losses) determined under the phantom investments described below. Account balances may be invested in phantom investments selected by Participants from an array of investment options that substantially mirror the funds available under the Company’s 401(k) Plan, except for Common Stock. The array of available investment options changes from time to time. Since December 31, 2011, Participants could choose from among several different investment options, including domestic and international equity, income, short-term investment and blended funds. Participants can change their investment selections daily (unless prohibited by the fund) by contacting the EDCP’s third-party recordkeeper in the same manner that applies to participants in the 401(k) Plan.

Each year, when Participants elect whether to defer compensation under the EDCP for the following year, they also elect the timing and form of their future distributions attributable to those deferrals, with a separate election permitted for each type of deferral (i.e., salary and non-equity incentive award). Under this process, each Participant may elect for distributions attributable to deferrals either to be made or begin in a specific year (whether or not employment has then ended) or at a time that begins six months after the Participant’s termination of employment. Each

Participant may elect for any distribution to be made in a lump sum or in up to 10 annual installments. Distributions attributable to discretionary contributions are made in the form and at the time specified by the Company.

A Participant may delay the timing and form of his or her distributions attributable to his or her deferrals as long as the change is made at least 12 months before the initial distribution date. With respect to non-grandfathered amounts, new elections also must satisfy the additional requirements of Section 409A. In general, Section 409A requires that distributions may not be accelerated (other than for hardships) and any delayed distribution may not begin earlier than five years after the original distribution date.

Deferral amounts for which no distribution elections have been made are distributed in a lump sum six months after a Participant separates from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has employment agreements with each of the NEOs. Except as described below, the agreements are similar in nature and contain provisions relating to termination, disability, death and a change in control of the Company.

Mr. Daniel P. Amos, in the fourth quarter of 2008, decided to voluntarily forgo all “golden parachute” and other severance components in his employment agreement (the provisions providing for special payments in connection with a change in control of the Company or other termination of employment). The elimination of these potential payments to Mr. Daniel P. Amos has been reflected in the following 2013 Potential Payments Upon Termination or Change in Control table.

For the remaining NEOs (other than Mr. Daniel P. Amos), the Company remains obligated to continue compensation and benefits to the NEO for the scheduled term of the agreement if the employment of the NEO is terminated by the Company without “good cause” or by the NEO without “good reason.” In addition, except for Mr. Kirsch, upon a termination by the Company without good cause or by the NEO for good reason, all outstanding equity awards become fully vested.

If the NEO’s employment is terminated by the Company for “good cause,” or by the NEO without “good reason,” the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the NEO, to the extent otherwise eligible, is entitled to benefits under the RPSO or SERP if the termination is not for “good cause”). “Good cause” generally means (i) the willful failure by the NEO to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the NEO causing substantial injury to the Company, or (iii) the conviction of or plea of guilty by the NEO to a felony crime involving moral turpitude. “Good reason” is defined to include (i) a material breach of the agreement, (ii) a material diminution or change in the NEO’s title, duties, or authority, or (iii) a material relocation of the Company’s principal offices. Upon voluntary termination without “good reason” or termination by the Company for “good cause,” the NEO is prohibited for a two-year period from directly or indirectly competing with the Company.

The employment agreements of the NEOs (with the exception of Mr. Kirsch) provide that compensation and benefits continue for certain specified periods in the event that the NEO becomes totally disabled although the amount of continued compensation for Messrs. Kriss Cloninger and Paul S. Amos II will be reduced by 60% if they are eligible for the maximum benefit percentage under the SERP. Upon the death of the NEO (other than Mr. Kirsch), his estate is to be paid an amount, payable over a three-year period, equal to the NEO’s base salary and any non-equity incentive award actually paid during the last three years of his life.

Upon a “change in control” of the Company, the employment agreements of the NEO’s (with the exception of Messrs. Daniel P. Amos and Kirsch) are extended for an additional three-year period. If, following a change in control, the NEO’s (with the exception of Messrs. Daniel P. Amos and Kirsch) employment with the Company is terminated by the Company without “good cause” or by the NEO for “good reason,” the Company must pay to the NEO, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the NEO’s base salary and non-equity incentive award under the MIP (as paid during periods specified in the agreement). If either of Messrs. Cloninger or Paul S. Amos II has attained the maximum benefit percentage under the SERP at the time of his termination following the change in control, he will not receive the three times base salary and non-equity incentive award as described above. Amounts payable upon a change of control will be reduced to the extent that they are not deductible by the Company for income tax purposes.

A “change in control” is generally deemed to occur when (i) a person or group acquires ownership of 50% or more of the Company’s Common Stock; (ii) a person or group acquires ownership of 30% or more of the Company’s Common Stock over a consecutive twelve month period; (iii) during any period of twelve consecutive months, individuals who constitute the Board are replaced without endorsement by a majority of the Board members at the beginning of the period; or (iv) a person or group acquires ownership of 40% or more of the total gross fair market value of the Company’s assets.

Each of Messrs. Cloninger and Paul S. Amos II is a participant in the SERP. Under the SERP, in the event that a participant’s employment with the Company is terminated within two years after a “change in control” of the Company other than for death, disability or cause, or a participant terminates his employment during such period for “good reason,” the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55); (ii) age 60 (in the case of a participant who is at least 55, but not yet 60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A “change in control” shall generally occur under the same circumstances described in the paragraph above. “Cause” for this purpose generally means (i) the participant’s willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for “good reason”) after a written demand for substantial performance is delivered to the participant by the Board or (ii) the willful engaging by the participant in conduct materially injurious to the Company. “Good reason” is defined for this purpose to include various adverse changes in employment status, duties, and/or compensation and benefits following a “change in control.”

The following table reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment under various termination scenarios. The amounts shown assume in all cases that the termination was effective on December 31, 2013, and therefore include amounts earned through such time and estimates of the amounts which would be paid to the NEOs upon their termination. Mr. Kirsch’s employment agreement renews each January 1 for an additional one-year period, unless the Company notifies him in writing of its intent to terminate the agreement prior to such renewal date. If the Company had notified Mr. Kirsch of its intent to terminate the agreement on December 31, 2013, or if his employment had terminated on that date, Mr. Kirsch would not have been entitled to salary continuation or other severance benefits under his employment agreement, and therefore no such amounts are shown in the table below. Due to the number of factors that affect the nature and amount of any benefits under the various termination scenarios, actual amounts paid or distributed may be different. Messrs. Daniel P. Amos, Cloninger and Tonoike are the only NEOs who are eligible to receive immediate retirement benefits. See “Pension Benefits” and “Nonqualified Deferred Compensation” above for more information about these benefits.

As noted in the table that follows, the benefits provided and requirements imposed vary with the circumstances under which the termination occurs.

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

			Before Change in Control
			Company		Voluntary				Change in
			Termination		Termination				Control
			without “Good		without				Termination
			Cause” or	Company	“Good	Voluntary			without “Good
			by employee	Termination	Reason”	Termination			Cause” or
			for “Good	for “Good	and no	with			for “Good
			Reason”(1)	Cause”(2)	competition(3)	competition(4)	Death(5)	Disability(6)	Reason”(7)
Name	Benefit		($)	($)	($)	($)	($)	($)	($)
Daniel P. Amos	Salary		—	—	—	—	4,281,300	2,161,650	—
Non-equity Incentive Award		(8)	—	—	—	—	13,454,563	7,112,913	—
	Severance		—	—	—	—	—	—	—
	Retirement	(9)	54,371,722	54,371,722	54,371,722	—	29,114,464	54,397,782	54,371,722
	EDCP		4,245,135	4,245,135	4,245,135	4,245,135	4,245,135	4,245,135	4,245,135
Health & Welfare Benefits		(10)	2,385,873	2,385,873	2,385,873	295,723	191,687	2,404,127	2,385,873
Stock Options & Awards		(11)	23,671,782	—	23,671,782	—	23,671,782	23,671,782	23,671,782
	Totals	(12)	84,674,512	61,002,730	84,674,512	4,540,858	74,958,931	93,993,389	84,674,512
Kriss Cloninger III	Salary		—	—	—	—	2,772,200	570,960	—
Non-equity Incentive Award		(8)	—	—	—	—	6,384,253	1,334,276	—
	Severance		—	—	—	—	—	—	—
	Retirement	(9)	20,164,534	—	20,147,640	—	11,659,256	20,177,705	20,170,590
Health & Welfare Benefits		(10)	132,043	130,663	130,663	130,663	130,663	148,687	132,538
Stock Options & Awards		(11)	10,311,394	—	10,311,394	—	10,311,394	10,311,394	10,311,394
	Totals	(12)	30,607,971	130,663	30,589,697	130,663	31,257,766	32,543,022	30,614,522
Paul S. Amos II	Salary		1,266,000	—	—	—	1,739,753	949,500	—
Non-equity Incentive Award		(8)	2,270,090	—	—	—	3,195,735	1,702,568	—
	Severance		—	—	—	—	—	—	4,978,770
	Retirement	(9)	22,950	—	—	—	1,543,715	3,229,402	3,227,390
Health & Welfare Benefits		(10)	25,754	—	—	—	—	18,378	38,631
Stock Options & Awards		(11)	5,085,870	—	—	—	5,085,870	5,085,870	5,085,870
	Totals	(12)	8,670,664	—	—	—	11,565,073	10,985,718	13,330,661
Tohru Tonoike	Salary		663,318	—	—	—	2,222,156	663,318	—
Non-equity Incentive Award		(8)	1,182,218	—	—	—	3,932,919	1,182,218	—
	Severance		—	—	—	—	—	—	6,491,157
	Retirement	(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	EDCP		3,475,645	3,475,645	3,475,645	3,475,645	3,475,645	3,475,645	3,475,645
Health & Welfare Benefits		(10)	21,433	—	—	—	—	21,433	64,299
Stock Options & Awards		(11)	5,063,451	—	—	—	5,063,451	5,063,451	5,063,451
	Totals	(12)	10,406,065	3,475,645	3,475,645	3,475,645	14,694,171	10,406,065	15,094,552
Eric M. Kirsch	Salary		—	—	—	—	—	—	—
Non-equity Incentive Award		(8)	—	—	—	—	—	—	—
	Severance		—	—	—	—	—	—	—
	Retirement	(9)	—	—	—	—	—	—	—
Health & Welfare Benefits		(10)	—	—	—	—	—	—	—
Stock Options & Awards		(11)	—	—	—	—	3,249,341	3,249,341	—
	Totals	(12)	—	—	—	—	3,249,341	3,249,341	—

(1)	Salary and non-equity incentive award would be paid semi-monthly for the contract term, with the exception of (i) Mr. Daniel P. Amos, who voluntarily gave up his right to such salary and non-equity incentive payments, (ii) Mr. Cloninger who has the maximum percentage of benefits available under the SERP, and Mr. Kirsch whose employment agreement ends on the last day of the calendar year. All health and welfare benefits would continue for the remainder of the contract term.
(2)	Termination for good cause eliminates the salary and non-equity incentive award obligation for the remainder of the contract period and the executive forfeits his participation in any supplemental retirement plan.
(3)	Voluntary termination by the executive without good reason eliminates the salary and non-equity incentive award obligations for the remainder of the contract term.
(4)	If the executive competes with the Company upon termination, he will forfeit the right to any further salary and non-equity incentive award payments from the Company and any benefits under the RPSO and SERP.
(5)	Upon death, the executive’s estate is entitled to receive terminal pay (paid in equal installments over 36 months) equal to the amount of the executive’s base pay and non-equity incentive award for the previous 36 months of his life, with the exception of Mr. Kirsch. Additionally, retirement benefits in this column reflect the present value of the accumulated benefit obligation for a surviving spouse annuity. The NEOs and other officers are eligible for life insurance coverage along with, and on the same basis as, the Company’s other salaried employees.
(6)	Any actual Company paid disability benefits would be offset by the maximum annual amount allowed ($240,000) under the Company sponsored disability income plan (which applies to all NEOs other than Mr. Tonoike). Mr. Cloninger’s benefit is reduced by 40% since he has qualified for the maximum percentage of benefits available under the SERP.
(7)	Termination after a change in control entitles Messrs. Paul S. Amos II and Tonoike to a lump-sum severance payment of three times the sum of: (i) the executive’s annual base salary in effect immediately prior to the change in control, and (ii) the higher of the non-equity incentive award paid in the year preceding the termination date or the year preceding the change in control.
(8)	The non-equity incentive award amounts on this line do not include the 2013 non-equity incentive award that was paid to the NEOs in March 2014 and which was nonforfeitable as of December 31, 2013, under all circumstances other than termination for competition.
(9)	Amounts disclosed in this column generally include (i) the present value of the applicable benefits payable under the RPSO, SERP, and Mr. Tonoike’s special retirement benefit, as disclosed above in the Pension Benefit table and Nonqualified Deferred Compensation table, and (ii) certain additional amounts determined under the executive’s employment agreement in lieu of continued participation in the Company’s broad-based retirement plans. However, amounts included in this column reflecting benefits payable under the SERP may differ from the amounts shown in the Pension Benefits table due to reduced SERP benefits payable upon termination for “good cause” or death, and for Mr. Paul S. Amos II, because he has less than the required years of credited service to qualify for certain pension benefits.
(10)	Generally represents the estimated lump sum present value of all premiums that would be paid for applicable health and welfare plan benefits. Except in the event of his termination with competition, the value shown for Mr. Daniel P. Amos includes his post-employment medical benefits under the RPSO for his life and the life of his spouse; where applicable the value of certain other welfare benefits; and non-medical fringe benefits (including office space) for his life. The value for Mr. Cloninger's health coverage in the event of a separation from service, for all reasons other than for cause, is actuarially calculated to represent the obligation to provide such coverage for his spouse and dependent children pursuant to the terms of his employment agreement. The value represented here for health coverage in the event of a separation from service for Mr. Paul S. Amos II is the monthly cost of COBRA coverage under the health plan times the number of months of continued coverage for which he is eligible as determined under his employment agreement.
(11)	Represents the estimated value of accelerated vesting of stock options and awards. The value for stock options and awards was determined as follows: for stock options, the excess of the per share closing price on the NYSE on the last business day of the year over the per share option exercise price multiplied by the number of unvested option shares; for stock awards, the number of unvested stock awards multiplied by the same per share closing price used for options.
(12)	Totals were calculated to present a full walk-away value and include salary, non-equity incentive award, severance where applicable, the present value of the NEO’s accumulated benefit under all retirement plans except the Pension Plan as presented above in the Pension Benefits table or as a surviving spouse benefit in the death column, the value of nonqualified deferred compensation as presented in the Nonqualified Deferred Compensation table, the present value of any health and welfare benefits, and the value of long-term equity incentives that would accelerate.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance to our employees or Non-employee Directors, as of December 31, 2013.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans
Approved by Shareholders	9,980,332	$47.03	12,378,299*
Equity Compensation Plans Not
Approved by Shareholders	—	—	—
Total	9,980,332	$47.03	12,378,299

*	Of the shares listed in column (c), 8,056,934 shares are available for grant other than in the form of options, warrants, or rights (i.e., in the form of restricted stock or restricted stock units).

RELATED PERSON TRANSACTIONS

The Company recognizes that transactions between the Company and any of its Directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, consistent with the Company’s Code of Business Conduct and Ethics, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Company has adopted a written policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any of the following had, has or will have a direct or indirect material interest: (i) the Company’s Directors, (ii) the Company’s executive officers, (iii) holders of more than 5% of the Company’s outstanding shares, (iv) immediate family members of any of these persons, or (v) any firm, corporation or other entity in which these persons are employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial interest. During its review the Audit Committee considers a number of factors it deems appropriate including whether the related person transaction is on terms no less favorable to the Company than may reasonably be expected in arm's-length transactions with unrelated parties. The Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith.

Each of the following ongoing transactions has been reviewed and ratified by the Audit Committee:

Joey M. Loudermilk is Executive Vice President, General Counsel of the Company. His son, J. Matthew Loudermilk, was employed by Aflac from 2001 through 2012, and his brother, Gregg S. Loudermilk, has been employed by Aflac since 2006. Beginning in 2013, J. Matthew Loudermilk is Vice President and Corporate Secretary of the Company, and in 2013 his total compensation, including salary, bonuses, equity awards and other benefits was $258,775. Gregg S. Loudermilk is a Broker Sales Senior Consultant for Aflac, and in 2013 his total compensation, including salary, bonuses, equity awards and other benefits was $123,484. The compensation for both J. Matthew Loudermilk and Gregg S. Loudermilk is commensurate with that of their peers.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of three Directors, each of whom, the Board has determined, is independent as defined by the NYSE listing standards and SEC rules, and is financially literate. The Board has determined that at least one member of the Audit Committee is an audit committee financial expert as defined by the SEC rules. Mr. Douglas W. Johnson, with over 30 years as an auditor with Ernst & Young, more than 20 of those years as a partner, working primarily with the insurance industry segment, is the audit committee financial expert. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Audit Committee has general oversight responsibility to monitor and oversee these processes on behalf of the Board of Directors.

In connection with these responsibilities, the Audit Committee has met with management and the independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2013. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable generally accepted auditing standards regarding communication with Audit Committees and by the NYSE. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has reviewed this report and such firm’s work throughout the year in order to evaluate the independent registered public accounting firm’s qualifications, performance, and independence.

Additionally, the Audit Committee has monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the reporting related to internal control over financial reporting. This monitoring process has included regular reports and representations by financial management of the Company, the internal auditors, and by KPMG LLP, the independent registered public accounting firm. The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, as set forth above, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee

Douglas W. Johnson, Chairman (financial expert)
Charles B. Knapp
Melvin T. Stith

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. Beginning in 2008, we voluntarily provided our shareholders an annual advisory vote, commonly known as “Say-on-Pay.” Since 2011, Section 14A of the Exchange Act (as enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act) requires us to provide our shareholders a “Say-on-Pay” vote. This vote gives you as a shareholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Consistent with our past practice, we believe that our shareholders should be allowed a Say-on-Pay vote every year so that shareholders may annually express their views on our executive pay program and policies.

We are committed to achieving a high level of total return for our shareholders. From August 1990, when Daniel P. Amos was appointed as the CEO through December 31, 2013, the Company’s total return to shareholders, including reinvested cash dividends, has exceeded 4,857%, compared with 1,022% for the Dow Jones Industrial Average, 831% for the S&P 500 Index, and 710% for the S&P Life & Health Insurance Index.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)

In February 2014, the Audit Committee voted to appoint KPMG LLP, an independent registered public accounting firm, to perform the annual audit of the Company’s consolidated financial statements for the fiscal year 2014, subject to ratification by the shareholders.

Representatives of KPMG LLP are expected to be present at the 2014 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

The aggregate fees for professional services rendered to the Company by KPMG LLP for the years ended December 31, were as follows:

	2013	2012
Audit fees — Audit of the Company’s consolidated financial
statements for the years ended December 31 *	$5,711,089	$5,434,678
Audit-related fees **	161,387	1,035,976
Tax fees	1,832	45,801
Total fees:	$5,874,308	$6,516,455

*	Includes $475,998 and $581,682 , respectively, for the 2013 and 2012 audits of the Japan branch regulatory financial statements.
**	Includes fees relating to audits of the Company’s benefit plans and SSAE 16 attestation reports ($161,387 and $163,992 in 2013 and 2012, respectively), along with audit work around the Company’s global implementation of SAP ($676,444 in 2012).

The Audit Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining KPMG LLP’s independence and has concluded that it is. The Audit Committee pre-approves all audit and non-audit services provided by KPMG LLP in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board is not aware of any matters that are expected to come before the 2014 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the Proxy Committee intends to vote the proxies in accordance with its best judgment.

Shareholder Proposals

For a shareholder’s proposal to be included in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act, and the proposal must be received by the Secretary of the Company by November 20, 2014. To be timely, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of the Company during the period from January 5, 2015 through February 4, 2015.

Annual Report

The Company has delivered a copy of its 2013 Annual Report on Form 10-K to each shareholder entitled to vote at the 2014 Annual Meeting of Shareholders. For a copy write to:

     Robin Y. Wilkey
     Senior Vice President, Investor and Rating Agency Relations
     Aflac Incorporated
     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999

Exercise Your Right To Vote

The Company encourages all shareholders to exercise their right to vote. Please vote by internet or telephone, or sign, date and return your proxy or voting instruction form in the prepaid envelope you received if you requested paper copies of our proxy materials. We encourage you to attend our 2014 Annual Meeting on May 5, 2014. To assure that attendance is limited to shareholders and their proxies or qualified representatives, if you are not a registered shareholder, please bring with you proof of Common Stock ownership, such as a current brokerage statement, and a form of identification bearing your photograph. If you are attending the Annual Meeting as a proxy or qualified representative of a shareholder, please bring a form of identification bearing your photograph and written evidence of your authority to act on behalf of the shareholder, bearing the shareholder's signature. No cameras, cellular telephones, or other electronic or recording devices will be allowed to be used in the meeting room.

By Order of the Board of Directors,

J. Matthew Loudermilk
Secretary

March 20, 2014

Aflac
Incorporated

MIX
Paper from
responsible sources
FSC® C007639
FSC
www.fsc.org

AFLAC INCORPORATED WORLDWIDE HEADQUARTERS 1932 WYNNTON ROAD COLUMBUS, GA 31999
(ONLY IF YOU AGREE WITH YOUR VOTING RIGHTS CAN YOU VOTE BY PHONE)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M66711-P47428	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AFLAC INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. The following proposals are being submitted to the Shareholders:

1.	to elect 13 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified

	Nominees:		For	Against	Abstain

	1a.	Daniel P. Amos	☐	☐	☐

	1b.	John Shelby Amos II	☐	☐	☐

	1c.	Paul S. Amos II	☐	☐	☐

	1d.	W. Paul Bowers	☐	☐	☐

	1e.	Kriss Cloninger III	☐	☐	☐

	1f.	Elizabeth J. Hudson	☐	☐	☐

	1g.	Douglas W. Johnson	☐	☐	☐

	1h.	Robert B. Johnson	☐	☐	☐

	1i.	Charles B. Knapp	☐	☐	☐

	1j.	Barbara K. Rimer, DrPH	☐	☐	☐

	1k.	Melvin T. Stith	☐	☐	☐

			For	Against	Abstain

	1l.	David Gary Thompson	☐	☐	☐

	1m.	Takuro Yoshida	☐	☐	☐

2.	to consider the following non-binding advisory proposal:		☐	☐	☐

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement"

3.	to consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2014		☐	☐	☐

Sign here as name(s) appear(s) on account. If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K and 2013 Year in Review are available at www.proxyvote.com.

M66712-P47428

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road, Columbus, Georgia 31999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Amos, Kriss Cloninger III, and Paul S. Amos, II, as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Aflac Incorporated held of record by the undersigned on February 26, 2014, at the Annual Meeting of the Shareholders to be held on Monday, May 5, 2014, at 10:00 a.m., or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

DESCRIPTION OF VOTING RIGHTS
      In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock") are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transfer or, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transfer or for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit. The Board of Directors reserves the right to require evidence to support the affidavit.

Only if you do not agree with the voting rights shown on the front of this Proxy should you complete the following:

Affidavit
Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because

I agree to provide evidence to support this statement at the request of the Company.			Shares @

Sign here	X		Shares @

	X	Date	, 2014
1 Vote/Share	=	Votes

10 Votes/Share	=	Votes

Total	=	Votes